UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

SAVVIS, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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March 22, 2006

Dear Fellow Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders. It will be held on Tuesday, April 25, 2006, at 8:30 a.m., EDT, at SAVVIS, Inc., One State Street Plaza, 22nd Floor, New York, New York 10004.

The enclosed notice and proxy statement contain details concerning the meeting. The Board of Directors recommends a vote “FOR” all the following items of business:

1.	Election of eleven directors to serve until the next annual meeting and until their successors have been elected and qualified;

2.	Authorization to amend our certificate of incorporation to effect a 1-for-15 reverse split of our outstanding common stock, without further approval of our stockholders, upon a determination by our board that such a reverse stock split is in the best interests of our company and our stockholders;

3.	Authorization to amend our certificate of incorporation to effect a 1-for-20 reverse split of our outstanding common stock, without further approval of our stockholders, upon a determination by our board that such a reverse stock split is in the best interests of our company and our stockholders;

4.	Approval of our Amended and Restated 2003 Incentive Compensation Plan; and

5.	Ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the 2006 fiscal year.

Please sign and return your proxy card in the enclosed envelope at your earliest convenience to assure that your shares will be represented and voted at the meeting even if you cannot attend. Most stockholders can also vote their shares over the Internet or by telephone. If Internet or telephone voting is available to you, voting instructions are printed on the proxy card sent to you.

I look forward to seeing you at the Annual Meeting.

Sincerely,

Philip J. Koen
Chief Executive Officer

NOTICE OF 2006 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON APRIL 25, 2006

Date:	April 25, 2006

Time:	8:30 a.m. EDT

Place:	SAVVIS, Inc., One State Street Plaza, 22nd Floor, New York, New York 10004

Purpose:	1. To elect eleven members of the board of directors to serve until the next annual meeting and until their successors have been elected and qualified;

2.      To authorize our board of directors to amend our certificate of incorporation to effect a 1-for-15 reverse split of our outstanding common stock, without further approval of our stockholders, upon a determination by our board that such a reverse stock split is in the best interests of our company and our stockholders;

3.      To authorize our board of directors to amend our certificate of incorporation to effect a 1-for-20 reverse split of our outstanding common stock, without further approval of our stockholders, upon a determination by our board that such a reverse stock split is in the best interests of our company and our stockholders;

4. To approve the Amended and Restated 2003 Incentive Compensation Plan;

5. To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2006; and

6. To transact such other business as may properly come before the meeting.

Record Date:	Holders of record of our common stock and our Series A convertible preferred stock at the close of business on March 15, 2006, are entitled to receive this notice and to vote at the meeting.

It is important that your shares be represented and voted at the meeting. You can vote your shares by completing and returning the enclosed proxy card. Most stockholders can also vote their shares over the Internet or by telephone. If Internet or telephone voting is available to you, voting instructions are printed on the proxy card sent to you. You can revoke a proxy at any time prior to its exercise at the meeting by following the instructions in the accompanying proxy statement. We appreciate your cooperation.

By Order of the Board of Directors,

Meredith M. Todd
Assistant Secretary

March 22, 2006

St. Louis, Missouri

SAVVIS, INC.

1 SAVVIS Parkway

Town & Country, Missouri 63017

Phone: (314) 628-7000

PROXY STATEMENT

We will begin mailing this proxy statement to our stockholders on or about March 31, 2006.

Annual Meeting and Voting

We are furnishing this proxy statement to our stockholders in connection with a solicitation of proxies by our board of directors for use at our 2006 annual meeting of stockholders to be held on April 25, 2006 at 8:30 a.m. EDT at SAVVIS, Inc., One State Street Plaza, 22nd Floor, New York, New York 10004. The purpose of the annual meeting and the matters to be acted on are set forth in the accompanying notice of annual meeting.

Who May Vote?

If you held any shares of our voting stock at the close of business on March 15, 2006, then you will be entitled to notice of and to vote at our 2006 annual meeting. On that date, we had 181,798,861 shares of common stock outstanding and entitled to one vote per share and 202,490 shares of Series A convertible preferred stock outstanding and entitled to an aggregate of approximately 420,763,645 votes.

Each share of our common stock that you hold entitles you to one vote on all matters that come before the annual meeting. Each share of Series A convertible preferred stock that you hold entitles you to a number of votes equal to the number of whole shares of common stock into which the share of Series A convertible preferred stock is convertible as of the record date.

What constitutes a quorum?

The presence, in person or by proxy, of the holders of a majority of the votes represented by our outstanding shares of common stock and Series A convertible preferred stock is necessary to constitute a quorum with respect to the actions listed above. In addition, the presence, in person or by proxy, of the holders of a majority of our outstanding shares of common stock is necessary to constitute a quorum with respect to actions 2 and 3. We will count shares of voting stock present at the meeting that abstain from voting or that are the subject of broker non-votes as present for purposes of determining a quorum. A broker non-vote occurs when a nominee holding common stock for a beneficial owner does not vote on a particular matter because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

What if a quorum is not represented at the annual meeting?

In the event that a quorum does not exist, the chairman of the meeting or the holders of a majority of the votes entitled to be cast by the stockholders who are present in person or by proxy may adjourn the meeting. At such adjourned meeting at which a quorum may be present, any business may be transacted which might have been transacted at the meeting as originally called.

How do I vote?

Please mark the enclosed proxy card, date and sign it, and mail it in the postage-paid envelope. Most stockholders can also vote their shares over the Internet or by telephone. If Internet or telephone voting is available to you, voting instructions are printed on the proxy card sent to you.

How will my shares be voted?

All proxies properly submitted pursuant to this solicitation and not revoked will be voted at the annual meeting in accordance with the directions given. You can specify how you want your shares voted by marking the appropriate boxes on the proxy card. Please review the voting instructions on the proxy card and read the entire text of the proposals and the position of the board of directors on these proposals in the proxy statement prior to making your vote. If you properly execute and return a proxy in the enclosed form, your stock will be voted as you specify. If your proxy card is signed and returned without specifying a vote or an abstention on any proposal, the proxy representing your common stock will be voted in favor of each of the proposals. If you hold your shares through a broker, bank or other nominee, you will receive separate instructions from the nominee describing the procedure for voting your shares.

May I change my vote?

If you submit a proxy, you can revoke it at any time before it is exercised by giving written notice to our Assistant Secretary prior to the annual meeting or by timely delivering a properly executed, later-dated proxy. You may also attend the annual meeting in person and vote by ballot, which would cancel any proxy that you previously submitted.

How many votes are required to approve a proposal?

The directors will be elected by a plurality of the votes represented by our outstanding shares of common stock and Series A convertible preferred stock, voting together as a single class, and cast at the annual meeting. Withheld votes and broker non-votes will have no effect on the election of directors.

The affirmative vote of the holders of a majority of the votes represented by our outstanding shares of common stock and Series A convertible preferred stock, voting together as a single class, is required to approve the proposals to authorize our board of directors, in its discretion, to amend our certificate of incorporation to effect a 1-for-15 reverse stock split (proposal 2) and to authorize our board of directors, in its discretion, to amend our certificate of incorporation to effect a 1-for-20 reverse stock split (proposal 3). In addition, the affirmative vote of the holders of a majority of our outstanding shares of common stock, voting as a separate class, is required to approve proposals 2 and 3. Abstentions and broker non-votes will have the effect of a vote against these proposals.

The affirmative vote of the holders of a majority of the votes represented by our outstanding shares of common stock and Series A convertible preferred stock, voting together as a single class, present in person or represented by proxy at the annual meeting and entitled to vote, is required to approve the Amended and Restated 2003 Incentive Compensation Plan (proposal 4) and the proposal to ratify the selection of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2006 (proposal 5). Abstentions will have the effect of a vote against these proposals and broker non-votes will have no effect.

Who will count the vote?

Representatives of Mellon Investor Services LLC will tabulate the votes and act as inspectors of election.

May I request additional copies of the 2005 Annual Report?

A copy of our 2005 annual report, including consolidated financial statements, which is not part of the proxy soliciting material, accompanies this proxy statement. An additional copy will be furnished without charge to beneficial stockholders or stockholders of record upon request by mail to SAVVIS, Inc., Attention: Director, Investor Relations, 12851 Worldgate Drive, Herndon, Virginia 20170, or by email to investor.relations@savvis.net.

May I receive electronic access to proxy materials and the annual report in the future instead of receiving paper copies in the mail?

This proxy statement and the 2005 annual report are available on our website at www.savvis.net. Most stockholders can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail. If you are a stockholder of record, you can choose this option and save us the cost of producing and mailing theses documents by following the instructions provided at www.melloninvestor.com/isd as discussed on the proxy card. If you choose to view future proxy statements and annual reports over the Internet, you will receive a proxy card in the mail next year with instructions containing the Internet address of those materials. Your choice will remain in effect until you cancel it.

If you hold your SAVVIS stock through a bank, broker or other nominee, please refer to the information provided by that entity for instructions on how to elect to view future proxy statements and annual reports over the Internet. Most stockholders who hold their SAVVIS stock through a bank, broker or other nominee and who elect electronic access will receive an e-mail message next year containing the Internet address to use to access our proxy materials and annual report.

ELECTION OF DIRECTORS

(Proposal 1)

Our business is managed under the direction of our board of directors. Our bylaws provide that our board determines the number of directors, which is currently set at eleven. Our board of directors increased the size of the board to eleven in March 2006 and appointed Mr. Philip J. Koen to fill the vacancy created by such increase. Our board of directors has designated as nominees for director all eleven of the directors presently serving on the board.

Unless marked otherwise, proxies received will be voted “FOR” the election of the nominees named below. In the event any nominee is unable or declines to serve as a director at the time of the annual meeting, the proxies may be voted for any nominee who may be designated by our present board of directors to fill the vacancy. Alternatively, the proxies may be voted for the balance of the nominees, leaving a vacancy. As of the date of this proxy statement, our board of directors is not aware of any nominee who is unable or will decline to serve as a director.

Vote Required.    The eleven nominees receiving the highest number of affirmative votes of the shares represented by our outstanding shares of common stock and Series A convertible preferred stock, voting together as a single class, and cast at the annual meeting, will be elected directors of our company to serve until the next annual meeting and until their successors have been elected and qualified.

Nominees For Director

The nominees for director are set forth below. The board of directors recommends a vote “FOR” each of the nominees listed below.

Nominee	Age
John D. Clark	41
John M. Finlayson	51
Clifford H. Friedman	47
Clyde A. Heintzelman	67
Philip J. Koen	54
Thomas E. McInerney	64
James E. Ousley	60
James P. Pellow	44
Jeffrey H. VonDeylen	42
David A. Walsh	44
Patrick J. Welsh	62

JOHN D. CLARK has served as a director of our company since April 2002. Mr. Clark is a general partner of Welsh, Carson, Anderson & Stowe, a private equity investment firm, and affiliated entities, which collectively are a principal stockholder of our company. Prior to joining Welsh, Carson, Anderson & Stowe in 2000, Mr. Clark was a general partner at Saunders, Karp & Megrue, a private equity firm, where he was employed from 1993 until 2000. Mr. Clark received a B.S. from Princeton University and a M.B.A. from Stanford University Graduate School of Business.

JOHN M. FINLAYSON has served as our President and Chief Operating Officer since December 1999 and as a director of our company since January 2000. Mr. Finlayson also served as our Chief Executive Officer on an interim basis from October 2005 to March 2006. From June 1998 to December 1999, Mr. Finlayson served as Senior Vice President of Global Crossing Holdings, Ltd. and President of Global Crossing International, Ltd. Before joining Global Crossing, Mr. Finlayson was employed by Motorola, Inc. starting in 1994, most recently as Corporate Vice President and General Manager of the Asia Pacific Cellular Infrastructure Group from March 1998 to May 1998. Mr. Finlayson received a B.S. degree in Marketing from LaSalle University, a M.B.A. degree in Marketing and a post-M.B.A. certification in Information Management from St. Joseph University.

CLIFFORD H. FRIEDMAN has served as a director of our company since July 2002. Since August 1997, Mr. Friedman has served as senior managing director of Constellation Ventures, a Bear Stearns asset management fund. Mr. Friedman also serves as a director of MTM Technologies, Inc. Mr. Friedman earned a B.S. in Electrical Engineering and Computer Science and a M.S. in Electrophysics from Polytechnic Institute of New York, and a M.B.A. in Finance and Investments from Adelphi University.

CLYDE A. HEINTZELMAN has served as a director of our company since December 1998, and is chairman of the board’s audit committee. Mr. Heintzelman served as the chairman of the board of Optelecom, Inc., from February 2000 to June 2003 and as its interim president and chief executive officer from June 2001 to January 2002. From November 1999 to May 2001, he was president of Net2000 Communications, Inc. On November 16, 2001, Net2000 Communications and its subsidiaries filed voluntary petitions for relief under Chapter 11 of Title 11 of the United States Bankruptcy Code. From December 1998 to November 1999, Mr. Heintzelman served as our president and chief executive officer. Mr. Heintzelman serves on the board of TeleCommunication Systems, Inc., where he chairs the compensation committee and also serves as a member of the audit committee, and he serves on the board of ITC DeltaCom, Inc., where he serves as a member of the audit committee. Mr. Heintzelman received a B.A. in marketing from the University of Delaware and did graduate work at Wharton, the University of Pittsburgh, and the University of Michigan.

PHILIP J. KOEN was appointed our Chief Executive Officer and a member of our board of directors on March 13, 2006. Before joining our company, Mr. Koen was employed by Equinix, Inc. since July 1999, most recently as President and Chief Operating Officer of Equinix, Inc. from May 2001 to March 2006. Prior to joining Equinix, Mr. Koen was employed at PointCast, Inc., an Internet company, where he served as chief executive officer during the period from March 1999 to June 1999; chief operating officer during the period from November 1998 to March 1999; and chief financial officer and executive vice president responsible for software development and network operations during the period from July 1997 to November 1998. Mr. Koen received a B.A. degree in Economics from Claremont McKenna College and a M.B.A. degree from the University of Virginia.

THOMAS E. MCINERNEY has served as a director of our company since October 1999 and is a member of the board’s compensation committee. Since 1987, Mr. McInerney has been a general partner of Welsh, Carson, Anderson & Stowe, a private equity investment firm, and affiliated entities, which collectively are a principal stockholder of our company. He is also a director of Centennial Communications Corp. and ITC DeltaCom, Inc. Mr. McInerney received a B.A. from St. John’s University and attended New York University Graduate School of Business Administration.

JAMES E. OUSLEY has served as a director of our company since April 2002 and is a member of the board’s audit and compensation committees. Mr. Ousley served as the president and chief executive officer and director of Vytek Corporation from 2001 until April 2004. From 1999 to 2002, he also served as chairman, CEO and president of Syntegra Inc. (USA), a division of British Telecommunications. From September 1991 to August 1999, Mr. Ousley served as president and CEO of Control Data Systems. Mr. Ousley serves on the boards of Activcard Corp., Bell Microproducts, Inc. and Datalink, Inc. Mr. Ousley received a B.S. from the University of Nebraska.

JAMES P. PELLOW has served as a director of our company since April 2002 and is a member of the board’s audit committee. Mr. Pellow has served at St. John’s University as the Executive Vice President and Chief Operating Officer of St. John’s University since 2000. Since 1991, Mr. Pellow served in various other senior positions at St. John’s University. Mr. Pellow serves on the board of Centennial Communications Corp., where he chairs the audit committee. Mr. Pellow is a C.P.A. and received a B.B.A. and a M.B.A. from Niagara University.

JEFFREY H. VONDEYLEN has served as our Chief Financial Officer and a director since March 2003, after joining us as Executive Vice President for Finance in January 2003. From August 2002 to January 2003, Mr. VonDeylen served as Vice President for Corporate Development and Financial Analyst at American Electric Power Company. From June 2001 to June 2002, Mr. VonDeylen served as Chief Financial Officer for

KPNQwest N.V. (“KPNQwest”). In 2002, KPNQwest filed a petition for “surseance” (moratorium) in The Netherlands, which moratorium was converted into a bankruptcy shortly thereafter. Before joining KPNQwest, he was employed by Global TeleSystems Inc. (“GTS”) as Senior Vice President of Finance from October 1999 to May 2001. In 2001, GTS filed, in pre-arranged proceedings, a petition for “surseance” (moratorium), offering a composition, in The Netherlands and a voluntary petition for relief under Chapter 11 of Title 11 of the United States Bankruptcy Code, both in connection with the sale of the company to KPNQwest. From June 1998 until September 1999, Mr. VonDeylen served as Vice President and Corporate Controller of Qwest Communications International. Mr. VonDeylen received a B.S. degree in Accountancy from Miami University.

DAVID A. WALSH has served as a director of our company since September 2005. Since October 2001, Mr. Walsh has been a partner of One Equity Partners, LLP (“OEP”). Prior to joining OEP, Mr. Walsh formerly served as President and Chief Operating Officer of Global Crossing Ltd. Mr. Walsh also serves as Chairman of the Board of Directors of WestCom Corporation and Vercuity Solutions, Inc. He is also a member of the board of Nextone Corp. and Last Mile Connections, Inc. Mr. Walsh received his B.B.A. from Valdosta State College and an M.P.S. in telecommunications from New York University.

PATRICK J. WELSH has served as a director of our company since October 1999 and is chairman of the board’s compensation committee. Mr. Welsh was a co-founder of the private equity investment firm Welsh, Carson, Anderson & Stowe. He has served as a general partner of Welsh, Carson, Anderson & Stowe and affiliated entities since 1979, which collectively are a principal stockholder of our company. Mr. Welsh received a B.A. from Rutgers University and a M.B.A. from the University of California at Los Angeles.

Pursuant to an investor rights agreement among us, entities and individuals affiliated with Welsh, Carson, Anderson & Stowe VIII, L.P. (“WCAS VIII”), Moneyline Telerate Holdings, Inc., as the assignee of Reuters Holdings Switzerland SA (“Moneyline”), a group of funds affiliated with Constellation Ventures (the “Constellation Entities”) and various other entities, we agreed that, among other things, so long as WCAS VIII and its affiliates own voting stock representing more than 50% of the voting power represented by our outstanding voting stock, they have the right to nominate for election to the board of directors at least half of the members of the board. WCAS VIII and its affiliates owned, as of March 15, 2006, approximately 55% of our outstanding voting power, and accordingly have nominated Messrs. Welsh, McInerney, Clark, Finlayson, and VonDeylen for election to the board. Pursuant to the terms of the investor rights agreement, the Constellation Entities are entitled to nominate one person for election to our board of directors, and accordingly have nominated Mr. Friedman. Furthermore, pursuant to the terms of a letter agreement dated May 16, 2001, Moneyline has the right to nominate and elect such number of directors, but not fewer than one, equal to the product of the percentage of the voting power held by Moneyline on a fully-diluted, as converted basis, multiplied by the number of seats on our board of director. Pursuant to this right, Moneyline has nominated Mr. Walsh, who is a partner at One Equity Partners, LLP, which controls Moneyline and is a subsidiary of JPMorgan Chase & Co. For a more detailed description of the investor rights agreement, see “Certain Relationships and Related Transactions—Transactions with Welsh, Carson,” “—Transactions with the Constellation Entities” and “—Transactions with the Moneyline” beginning on page 22.

Members of our board of directors are elected each year at our annual meeting of stockholders, and serve until the next annual meeting of stockholders and until their respective successors have been elected and qualified.

Independent Directors

Our board of directors has determined that our company is a “Controlled Company”, as defined in the rules of The Nasdaq Stock Market, Inc. (“Nasdaq”), since WCAS VIII and certain entities and individuals affiliated with WCAS VIII are the beneficial owners of more than 50% of our voting power. We therefore are exempt from certain independence requirements of the Nasdaq rules, including the requirement to maintain a majority of independent directors on our board of directors, an independent compensation committee or a standing nominating committee or committee performing a similar function. Of the eleven directors currently serving on the board of directors, the board has determined that Messrs. Heintzelman, Ousley and Pellow are “independent directors” as defined in the Nasdaq rules and also meet the additional independence standards for audit committee members.

Board of Directors and Committee Meetings During 2005

Directors are expected to devote sufficient time to carrying out their duties and responsibilities effectively, and should be committed to serve on the board of directors for an extended period of time. The board of directors meets regularly during the year to review matters affecting the company and to act on matters requiring the board’s approval. It also holds special meetings whenever circumstances require and may act by unanimous written consent without a meeting. The board of directors met seven times, including by telephone conference, during fiscal year 2005. In 2005, the non-employee directors met three times in executive session. All directors attended at least 85% of the meetings of the board of directors and the meetings of the committees on which they served held during the period that they served on the board of directors or such committees. Our board of directors has established an audit committee and a compensation committee. In addition, in October 2005, the board of directors formed an independent special committee to review and evaluate the terms of a possible transaction. The board of directors appointed James E. Ousley, Clyde A. Heintzelman and James P. Pellow, all of whom the board of directors determined to be independent directors with respect to the potential transaction, to serve as members of the special committee.

Audit Committee.    Our audit committee consists of Clyde A. Heintzelman, James E. Ousley and James P. Pellow. The board believes that Messrs. Heintzelman, Ousley and Pellow are, “independent directors,” as such term is defined in NASD’s Rule 4200(a)(15). In making this determination, the board considered that Mr. Pellow is the executive vice president and treasurer of St. John’s University and that Mr. McInerney, another of our directors and a general partner of Welsh, Carson, Anderson & Stowe, our principal stockholder, has made significant charitable contributions to St. John’s University in his individual capacity over the last several years. The board of directors determined, after considering the size of the contributions relative to the size of St. John’s University’s revenues and the fact that the contributions were made by Mr. McInerney personally and not by us or Welsh, Carson, Anderson & Stowe, that the existence of such contributions would not interfere with Mr. Pellow’s exercise of independent judgment in carrying out his responsibilities as a director. Separately, the board has determined that Mr. Pellow, one of its independent directors, is an “audit committee financial expert” as defined by the rules and regulations of the U.S. Securities and Exchange Commission.

The responsibilities of our audit committee include:

•	engaging an independent registered public accounting firm to audit our financial statements and to perform services related to the audit;

•	reviewing the scope and results of the audit with our independent auditors;

•	considering the adequacy of our internal accounting control procedures; and

•	considering auditors’ independence.

The board of directors has adopted a written charter for the audit committee, which may be found in the “Investors” section of our website at www.savvis.net. The audit committee held fourteen meetings during fiscal year 2005.

Compensation Committee.    Our compensation committee consists of Thomas E. McInerney, James E. Ousley and Patrick J. Welsh. The compensation committee is responsible for determining the salaries and incentive compensation of our management and key employees and administering our Incentive Compensation Plans. The charter for the Compensation Committee may be found in the “Investors” section of our website at www.savvis.net. The compensation committee held four meetings during fiscal year 2005.

Our company does not have a nominating committee or a committee serving a similar function. Our board of directors does not feel that it is necessary to have a nominating committee because investors have the right to appoint a majority of the board pursuant to investor rights agreements as described under “Nominees For Director” above. Nominations for the other directors are made by and through the full board of directors.

Communications with Board of Directors and Annual Meeting Attendance

The board of directors provides a process for stockholders to send communications to the board or any of the directors. Stockholders may send written communications to the board or any of the directors c/o Corporate Secretary, SAVVIS, Inc., 1 SAVVIS Parkway, Town & Country, Missouri 63017. The Corporate Secretary, or the Corporate Secretary’s designee, will review all such correspondence to determine that the substance of the correspondence relates to the duties and responsibilities of the board or individual board member before forwarding the correspondence to the intended recipient. Spam, junk mail, solicitations, and hostile, threatening, illegal or similarly unsuitable material will not be forwarded to the intended recipient and, if circumstances warrant, may be forwarded to our security staff. Any communication that is not forwarded may be made available to the intended recipient at his or her request. This information is also contained on our website at www.savvis.net.

We do not have a formal policy that directors attend our annual meeting of stockholders. We have determined that the process for stockholders to send written communications to the board is sufficient for our stockholders to discuss matters with the board. Three directors attended our 2005 annual meeting.

Director Compensation

Annual Retainer for Board Service.    Each director who was not an employee of our company and who was not affiliated with one of our principal stockholders receives an annual cash retainer of $15,000 and a grant of 50,000 shares of restricted stock, which vest in equal installments over three years.

Annual Retainer for Committee Service.    Each non-employee/non-affiliated director that serves as a Chairman of a standing committee receives an annual retainer of $5,000.

Attendance at Board/Committee Meetings.    Each non-employee/non-affiliated director receives compensation for attendance at board and committee meetings as follows: $2,000 per board meeting attended in person; $1,500 per board meeting attended by telephone; and $1,000 per committee meeting attended in person or by telephone.

Reimbursement of Expenses.    Non-employee/non-affiliated directors are reimbursed for their reasonable expenses of attending meetings of the board and of any committee on which they serve.

Management or Affiliated Directors.    Directors who are also employees of our company or are affiliated with one of our principal stockholders receive no additional compensation for service as directors.

In addition, Mr. Heintzelman was awarded a special bonus of $25,000 for his services in connection with the Audit Committee’s internal investigation into the events surrounding the lawsuit filed by American Express Travel Related Services, Inc. against our company in October 2005.

Accordingly, we paid the following directors the following amounts for their service as board members during 2005: Mr. Heintzelman, $75,500; Mr. Ousley, $47,500; and, Mr. Pellow $45,500.

In addition, in December 2005, we accelerated the vesting of 75,000 options held by each of Messrs. Heintzelman, Ousley and Pellow. These were unvested and “out-of-the-money” stock options with exercise prices equal to or greater than $0.75 per share, and the purpose of the acceleration was to enable us to avoid recognizing compensation expense associated with these options upon our adoption of SFAS No. 123(R), “Share-Based Payment” SFAS 123(R), in January 2006.

EXECUTIVE COMPENSATION

The following table summarizes the compensation earned during 2005, 2004 and 2003 by our former chief executive officer and our four other most highly compensated executive officers, who were serving as executive officers on December 31, 2005. We refer to these five individuals as our named executive officers.

Summary Compensation Table(1)

Long-Term Compensation Awards
Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation	Restricted Stock Awards(2)	Securities Underlying Stock Options(3)	All Other Compensation(4)
Robert A. McCormick(5) Former Chief Executive Officer and Chairman of the Board	2005 2004 2003	$370,835 450,000 400,000	$476,442 157,500 —	— — —	$3,600,000 — —	— 1,000,000 —	$7,000 6,500 2,400

John M. Finlayson President and Chief Operating Officer	2005 2004 2003	450,000 420,000 400,000	469,125 126,000 —	— — —	2,700,000 — —	— 800,000 —	7,000 4,625 2,400

Jeffrey H. VonDeylen(6) Chief Financial Officer	2005 2004 2003	325,000 275,000 233,502	300,000 68,750 100,000	— — —	1,800,000 — —	— 650,000 1,000,000	7,000 4,952 75,419

James D. Mori Managing Director—Americas	2005 2004 2003	250,000 225,000 218,000	240,000 56,250 25,000	— — —	900,000 — —	— 400,000	7,000 6,500 2,400

Richard S. Warley(7) Managing Director—EMEA	2005 2004 2003	317,530 283,103 225,000	285,000 63,013 27,918	$10,965 39,396 75,929	900,000 — —	— 400,000 —	27,116 23,558 30,861

(1)	In accordance with the rules of the SEC, the compensation described in this table does not include medical, group life insurance or other benefits received by the executive officers that are available generally to all salaried employees.

(2)	The value shown is the number of restricted stock units times the market price of our common stock on the date of grant. The number and aggregate value of restricted stock units held by each of the executive officers on December 31, 2005, is as follows: for Mr. Finlayson, 3,000,000 restricted stock units with a value of $2,250,000, for Mr. VonDeylen, 2,000,000 restricted stock units with a value of $1,500,000, for Mr. Mori, 1,000,000 restricted stock units with a value of $750,000 and for Mr. Warley, 1,000,000 restricted stock units with a value of $750,000. Mr. McCormick forfeited the restricted stock units that were awarded to him when he resigned on November 23, 2005. Each of the grants of restricted stock units listed in this column vest if certain performance targets are met as follows: one-third on March 1, 2007, if year one performance criteria is met; two-thirds on March 1, 2008, if year two performance criteria is met, regardless of whether the year one performance criteria is met; 100% on March 1, 2009, if year three performance criteria is met, regardless of whether years one and two performance criteria is met; and any remaining unvested restricted stock units will vest on August 29, 2009. The stock price on the date of grant was $0.90, and the stock price on December 31, 2005 was $0.75.

(3)

The table does not reflect a cancellation of stock options awarded in 2004 under our 2003 incentive compensation plan and a reissuance of the same number of stock options on the same terms under our 1999 stock option plan, nor does it reflect a cancellation and a reissuance of 2,023,316 options for Mr. Finlayson and 575,992 options for Mr. Mori that were reissued on the same terms as the cancelled options except that the expiration date of the options was extended from March 6, 2012 to December 22, 2015.

(4)	The amounts in 2005 consist of matching contributions made under our 401(k) plan of $7,000 for each of Messrs. McCormick, Finlayson, VonDeylen, and Mori, and contributions made under our U.K. defined contribution plan of $27,116 for Mr. Warley.

(5)	Mr. McCormick resigned from his position as Chief Executive Officer and Chairman of the Board effective November 23, 2005. Mr. McCormick’s salary reflects the period from January 1, 2005 through October 24, 2005, the date that Mr. McCormick was placed on administrative leave without pay. Under the terms of Mr. McCormick’s Resignation Agreement and Release, we paid Mr. McCormick $318,942, the base amount of his 2005 annual bonus, in November 2005, and he is scheduled to receive an additional payment of $157,500 on March 31, 2006, because we exceeded our financial targets in 2005.

(6)	Mr. VonDeylen joined our company in January 2003.

(7)	Mr. Warley relocated from the United States to the United Kingdom in 2003. Salary, bonus and certain personal benefits are paid to Mr. Warley in U.K. pounds sterling since his relocation. To provide comparability, we have converted such amounts to U.S. dollars. In addition, pursuant to Mr. Warley’s employment agreement, we pay Mr. Warley a housing and automobile allowance. Commencing in July 2004, Mr. Warley’s housing allowance was included in his base salary, and his bonus is calculated based on a percentage of the combined amounts. Mr. Warley’s base salary without the housing allowance was $225,000 in 2004 and was $275,000 in 2005. The amounts reported in the column titled Other Annual Compensation and that represent at least 25% of the total amount of Other Annual Compensation and that are thus required to be reported separately under SEC rules include Mr. Warley’s housing allowance of $28,428 and $75,753 for 2004 and 2003, respectively, and Mr. Warley’s car allowance of $10,965 and $10,968 for 2005 and 2004, respectively.

Aggregate Option Exercises in 2005 and Fiscal Year-End Option Values

The following table sets forth as of December 31, 2005, for each of our named executive officers:

•	the total number of shares received upon exercise of options during 2005;

•	the value realized upon that exercise;

•	the total number of unexercised options to purchase our common stock; and

•	the value of such options that were in-the-money at December 31, 2005.

Name	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at December 31, 2005(1)			Value of Unexercised In-the-Money Options at December 31, 2005(2)
			Exercisable		Unexercisable	Exercisable	Unexercisable
Robert A. McCormick	340,994	$122,758	5,734,965	(3)	—	$—	$—
John M. Finlayson	—	—	5,168,715		—	$102,298	$—
Jeffrey H. VonDeylen	—	—	1,175,000		375,000	$96,250	$131,250
James D. Mori	—	—	1,570,486		—	$—	$—
Richard S. Warley	—	—	1,365,929		—	$—	$—

(1)	On December 13, 2005, the compensation committee accelerated the vesting of all outstanding stock options having an exercise price equal to or greater than $0.75 per share. This action was taken to minimize the impact of accounting standard SFAS 123(R) on future expense.

(2)	These values have been calculated on the basis of the last reported sale price of our common stock on the Nasdaq Capital Market as reported on December 30, 2005 of $0.75.

(3)	Mr. McCormick resigned from his position as Chief Executive Officer and Chairman of the Board effective November 23, 2005. Under the terms of Mr. McCormick’s Resignation Agreement and Release, the vesting of 2,012,479 of Mr. McCormick’s stock options was accelerated to the date of Mr. McCormick’s resignation, and the exercise period on all of Mr. McCormick’s vested stock options was extended to December 31, 2006.

Arrangements with Executive Officers

Arrangement with Mr. Finlayson.    On December 28, 1999, we entered into an agreement with Mr. Finlayson pursuant to which he agreed to serve as our President and Chief Operating Officer effective December 31, 1999. Under this agreement, as amended, Mr. Finlayson is entitled to a base salary of $450,000 per year. In addition, he is eligible to receive a discretionary annual incentive bonus, which is targeted at 65% of his base salary, but can be greater or less, based on his personal and overall corporate performance. Mr. Finlayson will be entitled to benefits commensurate with those available to other senior executives.

In connection with his employment, Mr. Finlayson received options to purchase 650,000 shares of our common stock at an exercise price of $.50 per share, all of which have vested. Mr. Finlayson will have the right to exercise all of his options for one year beginning after December 31, 2006 unless his employment was terminated for cause.

In the event we terminate Mr. Finlayson’s employment without cause or if he terminates his employment for good reason, he will be entitled to receive continued salary and medical and life insurance coverage for 24 months following his date of termination. In addition, Mr. Finlayson will be entitled to continued vesting of 1,000,000 restricted stock units scheduled to vest in March 2007 if such units have not already vested upon termination of his employment and assuming vesting criteria are met. Mr. Finlayson has agreed to non-solicitation provisions that extend through the second anniversary of termination of employment. The definition of “good reason” in Mr. Finlayson’s employment agreement includes our employment of a new Chief Executive Officer, and Mr. Finlayson agreed that, in the event we employ a new Chief Executive Officer, he will not terminate his employment for a minimum of 90 days following such event. In the event of a change in control of our company, Mr. Finlayson has agreed to remain with our company for a period of up to twelve months if the new management requests him to do so. A change in control, as defined in the agreement, includes a merger or consolidation of the company or a subsidiary with another company as a result of which more than fifty percent of the outstanding shares of the company after the transaction are owned by stockholders who were not stockholders of the company before the transaction. We will reimburse Mr. Finlayson for any parachute payment taxes he would incur under the Internal Revenue Code as a result of such a change in control. We may terminate Mr. Finlayson’s employment for cause at any time without notice, in which case he will not be entitled to any severance benefits.

Arrangement with Mr. VonDeylen.    On January 2, 2003, we entered into an agreement with Mr. VonDeylen pursuant to which he became our Chief Financial Officer. Under this agreement, as amended, Mr. VonDeylen is entitled to an annual base salary of $325,000. In addition, he is eligible to receive a discretionary annual incentive bonus, which is targeted at 60% of his base salary, but can be greater or less, based on his personal and overall corporate performance. On January 2, 2003, we granted Mr. VonDeylen options to purchase 750,000 shares of our common stock at an exercise price of $.40 per share, which will vest over four years and options to purchase 250,000 shares of our common stock at an exercise price of $1.49 per share, all of which are currently vested due to the acceleration of vesting of all underwater options in December 2005. In the event of a change of control, which is defined as a company other than Welsh, Carson taking ownership of more than 50% of our voting shares, all granted options will immediately vest. Mr. VonDeylen has also agreed in the event of a change in control to remain with our company for a period of up to six months if the new management requests him to do so. Under this agreement, Mr. VonDeylen is entitled to benefits commensurate with those available to executives of comparable rank.

In the event we terminate Mr. VonDeylen’s employment without cause, Mr. VonDeylen will be entitled to receive his then current base salary for a period of one year, a lump sum payment equal to his pro rated target bonus and any unpaid bonus from the prior year. In addition, the vesting of Mr. VonDeylen’s options will accelerate by one year, and he will have the right to exercise all vested options for a period of twelve months from the date of termination, unless he becomes employed elsewhere during that period, in which case he would only be entitled to exercise his options immediately. Mr. VonDeylen will receive a similar payment if he were to resign as a result of being forced to relocate without his consent from the metropolitan area in which he was living at the time of his resignation, or if he were to be reassigned to a position entailing materially reduced responsibilities or opportunities for compensation.

Arrangement with Mr. Mori.    On September 30, 1999, we entered into an agreement with Mr. Mori pursuant to which he became our Executive Vice President and General Manager for Americas effective October 1, 1999; in 2003 we changed Mr. Mori’s title to Managing Director—Americas. Under this agreement, as amended, Mr. Mori is entitled to an annual base salary of $250,000. In addition, he is eligible to receive a discretionary annual incentive bonus, which is targeted at 55% of his base salary, but can be greater or less, based on his personal and overall corporate performance. On October 29, 1999 and December 30, 1999, we granted Mr. Mori options to purchase 225,000 shares and 75,000 shares of our common stock, respectively, each at an exercise price of $.50 per share. All of these options have vested. Under this agreement, Mr. Mori is entitled to benefits commensurate with those available to executives of comparable rank.

In the event we terminate Mr. Mori’s employment without cause after the second anniversary of his employment, and either we are not a public company or we are a public company and our shares on the date of termination trade at a price less than $15 per share, Mr. Mori will be entitled to receive a payment of $450,000. Mr. Mori will receive a similar payment if he were to resign as a result of an acquisition of more than 30% of our voting shares by an entity other than Bridge Information Systems, if he were to be forced to relocate without his consent from the St. Louis metropolitan area, or if he were to be reassigned to a position entailing materially reduced responsibilities or opportunities for compensation.

Arrangement with Mr. Warley.    On August 7, 2000, we entered into an agreement with Mr. Warley pursuant to which he became our Executive Vice President of Corporate Development. In 2003, we changed Mr. Warley’s title to Managing Director—Europe, Middle East and Africa (“EMEA”). Under this agreement, as amended, Mr. Warley is entitled to an annual base salary of $275,000. In addition, he is eligible to receive a discretionary annual incentive bonus, which is targeted at 55% of his base salary, but can be greater or less, based on his personal and overall corporate performance. Under this agreement, Mr. Warley is entitled to a housing and automobile allowance. Commencing in July 2004, Mr. Warley’s housing allowance was included in his base salary, and his annual incentive bonus is calculated based on the total of his base salary and his housing allowance. In addition, Mr. Warley is entitled to benefits similar to those benefits that we provide to our employees located in Europe.

In the event we terminate Mr. Warley’s employment without cause, Mr. Warley will be entitled to receive his then current base salary for a period of one year and an amount equal to twelve months of his current housing allowance. Mr.Warley will receive a similar payment if he were to resign as a result of a reduction in his compensation, position or responsibilities with us.

Severance Arrangement with Mr. McCormick.    Until his resignation on November 23, 2005, Mr. McCormick was employed as our Chief Executive Officer, earning a base annual salary of $550,000 and was eligible to receive an annual bonus of 75% of his base salary, which was based on company performance measured against criteria established by our board. On November 23, 2005, we entered into an agreement with Mr. McCormick setting forth the terms of his resignation. Under the terms of the agreement, Mr. McCormick received upon his resignation the base amount of his 2005 annual bonus, which was prorated for the amount of time that Mr. McCormick was employed by our company (totaling $338,942). In addition, he will receive an additional bonus payment of $169,471 on March 31, 2006, which is due to the company exceeding certain performance targets established by the board under our annual performance bonus plan. Furthermore, we repurchased 750,994 shares of our common stock owned by Mr. McCormick for $540,715 in December 2005.

Mr. McCormick will continue to receive certain health benefits under COBRA through March 31, 2006. In addition, we accelerated the vesting date of 2,012,479 stock options that have an exercise price of $0.75 per share and that would have vested on March 6, 2006, to the date of Mr. McCormick’s resignation and extended the exercise period on all of Mr. McCormick’s vested stock options to December 31, 2006. The restricted stock unit grant for 4,000,000 shares that Mr. McCormick received in 2005 was forfeited. Mr. McCormick agreed to release us from any claims that Mr. McCormick may have against us, to not solicit our customers and employees for a period of one year and to indemnify us for any liability imposed on us in any litigation relating to the disputed American Express charges incurred by Mr. McCormick in October 2003.

Compensation Committee Interlocks and Insider Participation

Messrs. McInerney and Welsh are general partners of WCAS VIII and affiliated entities, which collectively owned, as of March 15, 2006, approximately 55% of our outstanding voting stock. See “Certain Relationships and Related Transactions—Transactions with Welsh Carson” beginning on page 22.

In 2005, none of our executive officers served as a director or member of the compensation committee of another entity whose executive officers had served on our board of directors or on our compensation committee.

Compensation Committee Report on Executive Compensation for 2005

Our compensation committee reviews, analyzes and recommends compensation programs to our board of directors and administers and grants awards under our 1999 stock option plan and our 2003 incentive compensation plan. During 2005, the compensation committee consisted of Patrick J. Welsh, Thomas E. McInerney, and James E. Ousley. None of these directors are current or former employees of our company.

Compensation Policies Toward Executive Officers

The fundamental objectives of our executive compensation policies are to ensure that executives are provided incentives and compensated in a way that advances both the short- and long-term interests of our stockholders while also ensuring that our company is able to attract and retain executive management talent.

We approach this objective through three key components:

•	a base salary;

•	a performance-based annual cash bonus; and

•	periodic (generally annual) grants of long-term stock-based compensation, such as stock options, restricted stock units and/or restricted stock, which may be subject to performance-based and/or time-based vesting requirements.

In fiscal 2005, the compensation committee engaged, at its own initiative, compensation consultants of their choice, to review our executive compensation program as well as to assess the competitiveness of our compensation program for the Chief Executive Officer and other executive officers.

In setting compensation for the executive officers, the compensation committee considers comparative information available from other companies. The compensation committee believes that our most direct competitors for executive talent are not necessarily all of the companies included in the peer group established to compare shareholder returns. Accordingly, the compensation peer group is not the same as the peer group index in the Comparison of Five Year Cumulative Total Return graph included in this proxy statement. Based on surveys provided by the consultant, overall compensation levels rank generally between the 25th and 75th percentiles of the peers; on average our cash compensation is comparatively lower and our stock-based compensation is comparatively higher than the peers.

Base Salaries.    Base salaries of executives are determined by agreements with these officers. The terms of such agreements were the results of arms-length negotiations between us and each executive officer. Executives base salaries and the amount of any increase over these base salaries are determined by the compensation committee based on a variety of factors, including the responsibilities of the position, the experience and knowledge of the individual, and the competitive marketplace for executive talent. Salaries are generally reviewed annually.

Bonuses.    The compensation committee also considers the payment of cash bonuses as part of its compensation program. Annual cash bonuses reflect a policy of requiring a certain level of company financial and operational performance for the prior fiscal year before any cash bonuses are earned by executive officers. In each fiscal year, the compensation committee, working with senior management, sets performance goals. One hundred percent of the bonus determination for executives is based upon performance against these goals.

In 2005, the compensation committee established performance goals for 2005 bonuses based upon our company achieving certain specified levels of Adjusted EBITDA, as defined in the plan. The plan has a formula that establishes a payout range if and to the extent that performance goals are met or exceeded. The formula determines the percentage of the bonus to be paid, based on a percentage of goal achievement, with a minimum below which no payment will be made and an established upper cap. After the end of the fiscal year, the compensation committee determined that the company had exceeded performance targets under the bonus plan, and bonuses set forth in the Summary Compensation Table were awarded pursuant to the formula described above.

Stock Awards.    A third component of executive officers’ compensation consist of our 1999 stock option plan and 2003 incentive compensation plan, pursuant to which we may grant executive officers and other employees’ options to purchase shares of our common stock, restricted or unrestricted stock, stock units, or other stock-based awards. The compensation committee grants such awards to executives in order to align their interests with the interests of our stockholders. Such awards are considered by the compensation committee to be an effective long-term incentive because the executives’ gains are linked to increases in the stock value that in turn provides stockholder gains.

In 2005, the compensation committee revised its approach to granting equity awards to executives to reflect new accounting pronouncements and evolving practices at other public corporations, as well as our own critical objective of further enhancing the link between employee performance and the creation of stockholder value. The revised approach includes awarding restricted stock units and introducing performance requirements for the vesting of some long-term incentive grants made to senior executive officers.

Under this new approach, the compensation committee granted restricted stock units to executive officers under the 2003 incentive compensation plan in 2005. The size of each award reflected the recipient’s position and anticipated level of future contribution. Vesting of the restricted stock units depends upon continued employment with the company and achievement of certain specified levels of Adjusted EBITDA (as defined in the plan) over a four year period.

In addition, in 2005, the compensation committee accelerated the vesting of certain unvested and “out-of-the-money” stock options previously awarded to our employees with exercise prices equal to or greater than $0.75 per share, including approximately 5.5 million options held by executive officers. Acceleration of vesting allows us to avoid recognizing compensation expense associated with these options in future periods in our consolidated statements of operations upon adoption of FASB Statement No. 123R (Share-Based Payment). The compensation committee believes that because the accelerated options have exercise prices in excess of the market value of our common stock that the options have limited economic value and are not fully achieving their original objective of incentive compensation and employee retention.

Other.    We have a contributory retirement plan for our employees (including executive officers) age 21 and over. Employees are eligible to begin participation immediately upon employment. This 401(k) plan provides that each participant may contribute up to 8% of his or her salary (not to exceed the annual statutory limit). We generally make matching contributions to each participant’s account equal to 50% of the participant’s contribution up to 8% of the participant’s annual compensation.

Chief Executive Officer Compensation

The executive compensation policy described above was applied in setting Robert A. McCormick’s 2005 compensation. Mr. McCormick, our former chief executive officer, was employed by us until his resignation on November 23, 2005. Until his resignation, Mr. McCormick was generally able to participate in the same executive compensation plans and arrangements available to the other executives. Accordingly, his compensation consisted of annual base salary, annual bonus, and long-term equity-linked compensation. The compensation committee’s general approach in establishing Mr. McCormick’s compensation was to be competitive with peer companies. Mr. McCormick’s compensation during 2005 included $550,000 in base salary. In addition, we granted Mr. McCormick 4,000,000 restricted stock units, which were subject to Mr. McCormick’s continued employment with the company and achievement of certain specified levels of Adjusted EBITDA (as defined in the plan) over a four year period. Thus, these restricted stock units were forfeited by Mr. McCormick upon his resignation from the company. In addition, for 2005, the compensation committee had established performance goals for 2005 cash bonuses based upon our company achieving certain specified levels of Adjusted EBITDA. Pursuant to the terms of Mr. McCormick’s severance agreement with us, Mr. McCormick received his 2005 annual bonus, which was prorated for the amount of time that Mr. McCormick was employed by our company. In addition, Mr. McCormick agreed to release us from any claims that Mr. McCormick may have against us, to not solicit our customers and employees for a period of one year and to indemnify us for any liability imposed on us in any litigation relating to the disputed American Express charges incurred by Mr. McCormick in October 2003.

Policy with respect to the $1 million deduction limit

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1,000,000 paid for any fiscal year to the company’s chief executive officer and four other most highly compensated executive officers as of the end of the fiscal year. However, pursuant to regulations issued by the U.S. Treasury Department, certain limited exemptions to Section 162(m) apply with respect to qualified “performance-based compensation.” While the tax effect of any compensation arrangement is one factor to be considered, such effect is evaluated in light of our overall compensation philosophy. To maintain flexibility in compensating executive officers in a manner designed to promote varying company goals, the compensation committee has not adopted a policy that all compensation must be deductible. Accordingly, the compensation committee has from time to time approved elements of compensation for certain officers that are not fully deductible, and reserves the right to do so in the future in appropriate circumstances.

Submitted by the Compensation Committee,

Patrick J. Welsh (Chairman)

Thomas E. McInerney

James E. Ousley

Audit Committee Report for Fiscal Year 2005

In accordance with its written charter adopted by the board of directors, the audit committee of the board assists the board in fulfilling its responsibility for oversight of the quality and integrity of our accounting, auditing and financial reporting practices. In addition, the audit committee is responsible for overseeing the company’s implementation of the internal controls required under Section 404 of the Sarbanes Oxley Act of 2002. The audit committee has reviewed and discussed our audited financials for the fiscal year ended December 31, 2005, with our management. The audit committee has discussed with Ernst & Young LLP, our independent auditors during fiscal year 2005, the matters required to be discussed by Statement on Auditing Standards No. 61. The audit committee has received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1 and discussed with Ernst & Young LLP its independence. Based on the review and discussions described above, the audit committee recommended to the board of directors that our audited financial statements be included in our annual report on Form 10-K for the fiscal year ended December 31, 2005.

Submitted by the Audit Committee,

Clyde A. Heintzelman (Chairman)

James E. Ousley

James P. Pellow

STOCKHOLDER RETURN PERFORMANCE GRAPH

The following graph compares the cumulative total stockholder return (stock price appreciation plus dividends) on our common stock with the cumulative total return of the Nasdaq Stock Market (U.S.) Index and a market weighted index of publicly traded peers. The returns are calculated by assuming an investment of $100 in our common stock and each in index on December 31, 2000. The publicly traded companies included in the peer group are: Interland, Inc., Internap Network Services Corporation, Broadwing Corporation and Equinix, Inc.

The points on the graph represent the following numbers:

	December 31, 2000	December 31, 2001	December 31, 2002	December 31, 2003	December 31, 2004	December 31, 2005
SAVVIS	$100.00	$65.14	$45.71	$170.86	$132.57	$85.71
Nasdaq National Market	100.00	79.08	55.95	83.35	90.64	92.73
Peer Group	100.00	17.08	4.63	10.68	6.51	5.09

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2005, with respect to shares of our common stock that may be issued under our existing equity compensation plans, including our 1999 stock option plan, our 2003 incentive compensation plan, our employee stock purchase plan and other arrangements with investors.

	A		B	C
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (A))
Equity compensation plans approved by security holders	52,063,334	(1)	$1.05	11,687,547	(2)
Equity compensation plans not approved by security holders	6,666,667	(3)	$0.75	—

(1)	Consists entirely of shares of common stock underlying outstanding options granted under our 1999 stock option plan and our 2003 Incentive Compensation Plan.

(2)	Consists of shares of common stock available for issuance under our 1999 stock option plan and our 2003 incentive compensation plan, and 6,000,000 shares of common stock available for issuance under our employee stock purchase plan which was approved by our stockholders in 2002, but which we have not yet implemented.

(3)	Consists of 6,666,667 shares of common stock subject to warrants that we issued to the Constellation Entities. The warrants are currently exercisable.

On June 28, 2002, we issued performance warrants to the Constellation Entities to purchase 10,000,000 shares in the aggregate of our common stock at $0.75 per share. The Constellation Entities earned the right to exercise the warrants by meeting certain criteria related to aiding our company in acquiring new business. The warrants may be exercised in whole or in part at any time prior to January 28, 2007. As of December 31, 2005, all of the warrants had been earned, and 3,333,333 warrants had been exercised.

OWNERSHIP OF SECURITIES

Ownership of Our Voting Stock

The following table provides you with information about the beneficial ownership of shares of our voting stock as of March 15, 2006, by:

•	each person or group that, to our knowledge, beneficially owns more than 5% of the outstanding shares of a class of voting stock;

•	each of our directors and executive officers; and

•	all of our directors and executive officers as a group.

The persons named in the table have sole voting and investment power with respect to all shares of voting stock shown as beneficially owned by them, subject to community property laws where applicable and unless otherwise noted in the notes that follow. Shares of common stock subject to options, warrants and convertible preferred stock currently exercisable or convertible, or exercisable or convertible within 60 days of March 15, 2006, are deemed outstanding for purposes of computing the percentage beneficially owned by the person or entity holding such securities but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person or entity. Percentage of beneficial ownership is based on 181,798,861 shares of common stock and 202,490 shares of Series A preferred stock outstanding as of the close of business on March 15, 2006.

The “Total Voting Power” column reflects each listed individual’s or entity’s percent of actual ownership of all voting securities of our company. As a result, this column excludes any shares of common stock subject to options and warrants, as holders of those securities will not be entitled to vote with respect to such securities unless such securities are exercised.

As of March 15, 2006, we had shares of capital stock outstanding representing 602,562,505 votes.

Unless otherwise indicated below, the address for each listed director and executive officer is SAVVIS, Inc., 1 Savvis Parkway, Town & Country, Missouri 63017.

	Common Stock			Series A Preferred Stock(1)			Total Voting Power
Name of Beneficial Owner	# of shares		% of class	# of shares		% of class	(%)
5% Stockholder
Welsh, Carson, Anderson & Stowe	330,421,398	(2)	72.0%	133,332	(3)	65.9%	54.8%
Moneyline Telerate Holdings, Inc.	85,745,495	(4)	32.0%	40,870		20.2%	14.2%
Constellation Entities	53,164,091	(5)	23.2%	20,000	(6)	9.9%	7.7%
Oak Hill Entities	19,658,660	(7)	10.8%	—		—	3.3%
JPMorgan Chase & Co.	13,823,948	(8)	7.6%	—		—	2.3%

	Common Stock			Series A Preferred Stock(1)			Total Voting Power
Name of Beneficial Owner	# of shares		% of class	# of shares		% of class	(%)
Executive Officers and Directors
Robert A. McCormick	5,734,965	(9)	3.1%	—		—	*
John M. Finlayson	393,600	(10)	*	—		—	*
Jeffrey H. VonDeylen	1,362,500	(11)	*	—		—	*
James D. Mori	1,870,486	(12)	1.0%	—		—	*
Richard S. Warley	1,365,929	(13)	*	—		—	*
John D. Clark	279,644,747	(14)	66.1%	116,115	(15)	57.3%	46.4%
Clifford Friedman	0		—	—		—	—
Clyde A. Heintzelman	185,000	(16)	*	—		—	*
Philip J. Koen	0		—	—		—	—
Thomas E. McInerney	332,741,471	(17)	72.1%	134,422	(18)	66.4%	55.2%
James E. Ousley	175,000	(19)	*	*		*	*
James P. Pellow	200,000	(20)	*	*		*	*
David A. Walsh	0		—	—		—	—
Patrick J. Welsh	332,977,777	(21)	72.1%	134,555	(22)	66.5%	55.2%
All executive officers and directors as a group (14 persons)	346,671,434		73.3%	135,655		67%	55.8%

*	Less than one percent.

(1)	As of March 15, 2006, holders of Series A preferred stock were entitled to an aggregate of approximately 420,763,644 votes.

(2)	Includes 28,163,680 shares beneficially held by Welsh, Carson, Anderson & Stowe VI, L.P., which we refer to as WCAS VI, 21,114,194 shares beneficially held by Welsh, Carson, Anderson & Stowe VII, L.P., which we refer to as WCAS VII, 65,357 shares beneficially held by WCAS Information Partners, L.P., which we refer to as WCAS IP, 667,761 shares held by WCAS Capital Partners II, L.P., which we refer to as WCAS CP II, 279,624,000 shares beneficially held by WCAS VIII, and 786,406 shares beneficially held by WCAS Management Corporation, which we refer to as WCAS Management. 20,399,592 of the shares beneficially owned by WCAS VI, 15,293,488 of the shares beneficially owned by WCAS VII, 241,467,520 of the shares beneficially owned by WCAS VIII and 64,456 of the shares beneficially owned by WCAS Management are issuable upon the conversion of the shares of Series A preferred stock, including accrued and unpaid dividends through March 15, 2006, issued by us to these entities under securities purchase agreements dated as of March 6, 2002 and September 18, 2002. The respective sole general partners of WCAS VI, WCAS VII, WCAS IP, WCAS CP II and WCAS VIII are WCAS VI Partners, L.P., WCAS VII Partners, L.P., WCAS INFO Partners, WCAS CP II Partners and WCAS VIII Associates, LLC.

The individual general partners of each of these partnerships include some or all of Bruce K. Anderson, Russell L. Carson, John D. Clark, Anthony J. de Nicola, D. Scott Mackesy, Thomas E. McInerney, Robert A. Minicucci, James R. Matthews, Paul B. Queally, Jonathan M. Rather, Sanjay Swani and Patrick J. Welsh. The individual general partners who are also directors of the company are Thomas E. McInerney, Patrick J. Welsh and John D. Clark. Each of the foregoing persons may be deemed to be the beneficial owner of the common stock owned by the limited partnerships of whose general partner he or she is a general partner. The address of Welsh, Carson, Anderson & Stowe is 320 Park Avenue, Suite 2500, New York, NY 10022.

(3)	Includes 9,828 shares of Series A preferred stock held by WCAS VI, 7,368 shares of Series A preferred stock held by WCAS VII, 116,105 shares of Series A preferred stock held by WCAS VIII, and 31 shares of Series A preferred stock held by WCAS Management.

(4)

Consists of 85,745,495 shares of common stock issuable upon the conversion of the shares of our Series A preferred stock, including accrued and unpaid dividends through March 15, 2006, acquired by Moneyline Telerate Holdings, Inc. (“Moneyline”) on June 3, 2005 from Reuters Holdings Switzerland S.A. Such shares of Series A convertible preferred stock are convertible at any time at the holder’s option. According to a Schedule 13D/A filed by Moneyline on March 6, 2006, Moneyline shares voting power and dispositive power with One Equity Partners, LLC (“OEP”), which controls Moneyline; OEP Holding Corporation (“OEP Holding”), which controls the managing members of OEP and OEP Co-Investors; Bank One Investment Corporation (“BOI”), which owns all of the outstanding capital stock of OEP Holding; JPMorgan Capital Corporation (“JPM CC”), which owns all of the outstanding capital stock of BOI; Bank One Financial LLC (“BOF LLC”), which owns all of the outstanding capital stock of JPM CC; and JPMorgan Chase & Co. (“JPMC”), which owns all of the outstanding stock of BOF LLC. JPMC expressly disclaims beneficial ownership of the Series A preferred stock. In addition, according to a Schedule 13D/A filed by Moneyline, Moneyline transferred Series A preferred stock having a fair market value of $15,000,000 into an escrow account (the “Escrow Shares”). Under the Escrow Agreement, Moneyline retains full voting authority of the Escrow Shares. The principal executive offices of Moneyline are located at 320 Park Avenue, 18th Floor, New York, New York 10022.

(5)	Includes 28,112,984 shares of common stock beneficially held by Constellation Venture Capital II, L.P., which we refer to as CVC II, 13,290,933 shares beneficially held by Constellation Venture Capital Offshore II, L.P., which we refer to as CVC Offshore, 11,137,768 shares beneficially held by The BSC Employee Fund IV, L.P., which we refer to as BSC Fund, and 622,406 shares held by CVC II Partners, L.L.C., which we refer to as CVC II Partners. 40,644,789 of the shares beneficially owned by these entities are issuable upon the conversion of the shares of Series A preferred stock, including accrued and unpaid dividends through March 15, 2006, issued by us to these entities under a securities purchase agreement dated as of June 28, 2002. According to Schedule 13D/A filed by the Constellation Entities on January 11, 2005, the Constellation Entities have both shared voting power and shared dispositive power with Constellation Ventures Management II, LLC (with respect to 52,541,685 shares of common stock) and Bear Stearns Asset Management Inc. (with respect to 53,164,091 shares of common stock). The address of the Constellation Entities is 383 Madison Avenue, New York, New York 10179.

Includes 3,525,227 shares of common stock subject to warrants that are currently exercisable by CVC II, 1,666,620 shares of common stock subject to warrants that are currently exercisable by CVC Offshore, 1,396,610 shares of common stock subject to warrants that are currently exercisable by BSC Fund and 78,210 shares of common stock subject to warrants that are currently exercisable by CVC II Partners.

(6)	Includes 10,576 shares of Series A preferred stock held by CVC II, 5,000 shares of Series A preferred stock held by CVC Offshore, 4,190 shares of Series A preferred stock held by BSC Fund, and 234 shares of Series A preferred stock held by CVC II Partners.

(7)	Information with respect to the outstanding shares beneficially owned by the Oak Hill Entities is based on a Schedule 13G filed with the SEC on December 20, 2004 by such entities. Consists of shares of common stock held by Oak Hill Special Opportunities Fund, L.P., Oak Hill Special Opportunities Fund (Management), L.P., Oak Hill Securities Fund, L.P., Oak Hills Securities Fund II, L.P., Oak Hill Credit Alpha Fund, L.P., Oak Hill Credit Alpha Fund (Offshore), Ltd., Cardinal Fund I, L.P., FW Savvis Investors, L.P. The principal executive offices of the Oak Hill Entities are located at 201 Main Street, Fort Worth, Texas 76102.

(8)	Information with respect to the outstanding shares beneficially owned by JPMorgan Chase & Co., which we refer to as JPMorgan, is based on a Schedule 13G/A filed with the SEC on February 8, 2006 by such firm. JPMorgan reports that JPMorgan Securities, Inc., its subsidiary, beneficially owns all of the shares. The principal executive offices of JP Morgan are located at 270 Park Ave., New York, NY 10017.

(9)	Mr. McCormick resigned from his position as Chief Executive Officer and Chairman of the Board effective November 23, 2005. The number shown in this table consists of 5,734,965 shares of common stock subject to options that are exercisable within 60 days of March 15, 2006 and are exercisable through December 31, 2006.

(10)	Includes 37,500 shares of common stock held in trust for the benefit of Mr. Finlayson’s children.

(11)	Includes 1,362,500 shares of common stock subject to options that are exercisable within 60 days of March 15, 2006.

(12)	Includes 1,570,486 shares of common stock subject to options that are exercisable within 60 days of March 15, 2006.

(13)	Includes 1,365,929 shares of common stock subject to options that are exercisable within 60 days of March 15, 2006.

(14)	Includes 279,624,000 shares of common stock held by WCAS VIII, as described in note 2 above. Includes 20,747 shares issuable upon the conversion of the shares of Series A preferred stock held by Mr. Clark, including accrued and unpaid dividends through March 15, 2006.

(15)	Includes 116,105 shares held by WCAS VIII, as described in note 3 above.

(16)	Includes 135,000 shares of common stock subject to options that are exercisable within 60 days of March 15, 2006. Also includes 50,000 shares of common stock underlying restricted stock awards with which Mr. Heintzelman has sole voting power but no current investment power.

(17)	Includes 330,421,398 shares of common stock held by Welsh, Carson, Anderson & Stowe, as described in note 2 above. Also includes 2,266,597 shares of common stock issuable upon the conversion of the shares of Series A preferred stock held by Mr. McInerney, including accrued and unpaid dividends through March 15, 2006, and 15,000 shares of common stock subject to options that are exercisable within 60 days of March 15, 2006.

(18)	Includes 133,332 shares of Series A preferred stock held by Welsh, Carson, Anderson & Stowe, as described in note 3 above.

(19)	Includes 120,000 shares of common stock subject to options that are exercisable within 60 days of March 15, 2006. Also includes 50,000 shares of common stock underlying restricted stock awards with which Mr. Ousley has sole voting power but no current investment power.

(20)	Includes 120,000 shares of common stock subject to options that are exercisable within 60 days of March 15, 2006. Also includes 50,000 shares of common stock underlying restricted stock awards with which Mr. Pellow has sole voting power but no current investment power.

(21)	Includes 330,356,041 shares of common stock held by Welsh, Carson, Anderson & Stowe, as described in note 2 above. Also includes 2,542,608 shares of common stock issuable upon the conversion of the shares of Series A preferred stock individually held by Mr. Welsh, including accrued and unpaid dividends through March 15, 2006, and 15,000 shares of common stock subject to options that are exercisable within 60 days of March 15, 2006.

(22)	Includes 133,332 shares of Series A preferred stock held by Welsh, Carson, Anderson & Stowe, as described in note 3 above.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Welsh, Carson.    Three of our directors, Messrs. McInerney, Welsh and Clark are general partners of investment entities that are affiliated with Welsh, Carson, Anderson & Stowe (“Welsh, Carson”). These entities collectively own approximately 55% of our outstanding voting stock as of March 15, 2006.

On February 16, 2001, we entered into a securities purchase agreement and related agreements and documents with two investment entities and several individuals affiliated with Welsh, Carson. Pursuant to the terms of the securities purchase agreement, the entities and individuals affiliated with Welsh, Carson purchased $20,000,000 aggregate principal amount of our 10% convertible senior secured notes due 2006. On March 18, 2002, several investment entities and several individuals affiliated with Welsh, Carson purchased 117,200 shares of our Series A convertible preferred stock at a purchase price of $1,000 per share in exchange for all of our 10% convertible senior secured notes held by them, together with accrued and unpaid interest, indebtedness of our company acquired from one of our equipment vendors and cash, all pursuant to the terms of a securities purchase agreement, dated as of March 6, 2002.

The Series A convertible preferred stock accrues dividends at the rate of 11.5% per annum and accrued dividends compound quarterly. Each share of Series A convertible preferred stock is convertible at the holder’s option into a whole number of shares of common stock which is equal to the accreted value of the share plus all accrued and unpaid dividends on the share through the conversion date divided by the conversion price, which initially is $0.75 per share. The holders of Series A convertible preferred stock are entitled to vote together as one class with the holders of the common stock on all matters submitted to the vote of stockholders. In addition, we may not take specified actions without the prior vote or consent of at least 66 2/3% of the outstanding shares of Series A convertible preferred stock, voting as a separate class.

In connection with the issuance of the Series A convertible preferred stock, on March 6, 2002, we entered into an investor rights agreement with Welsh, Carson and affiliated entities and individuals, and various other investors. Under the investor rights agreement, we granted the Welsh, Carson entities and individuals, and the other investors customary registration rights with respect to the shares of common stock issuable upon conversion of the Series A convertible preferred stock and warrants issued to two of the other investors, including demand registration rights and piggy back registration rights. In addition, under the investor rights agreement, we granted some investors the right to purchase all or any part of its pro rata share of any securities that we may from time to time propose to sell and issue, with specified exceptions. Finally, under the investor rights agreement, so long as WCAS VIII or its permitted transferees, or any other investors that may in the future become a party to the investor rights agreement, owns Series A convertible preferred stock representing at least 10% of our outstanding voting power, or WCAS VIII and its affiliates, or any other investor that may in the future become a party to the investor rights agreement, own capital stock representing at least 5% of our outstanding voting power, they have the right to nominate for election to the board a number of directors equal to the total number of members of the board of directors multiplied by the percentage of the outstanding voting stock represented by the voting stock owned by such investor, rounded down to the nearest whole number. Accordingly, since WCAS VIII and its affiliates own voting stock representing more than 50% of the voting power represented by the outstanding voting stock, they currently have the right to appoint at least half of the members of the board. In addition, WCAS VIII and its affiliates are entitled to nominate at least one director for election to the board as long as they own in the aggregate voting stock representing at least 5% of the total voting power of all our outstanding voting stock. If an investor ceases to own a sufficient number of shares of our voting stock to entitle it to nominate the number of directors it then has on the board of directors, it must use its best efforts to promptly cause the resignation of one or more of its designated directors. The right to nominate directors will cease upon the earlier to occur of the date on which no shares of Series A convertible preferred stock are outstanding and the date on which WCAS VIII and its permitted transferees own Series A convertible preferred stock representing less than 10% of our then outstanding voting power or capital stock representing less than 5% of our outstanding voting power.

In September 2002, pursuant to the terms of the securities purchase agreement, entities and individuals affiliated with Welsh Carson purchased an additional $20 million of our Series A convertible preferred stock for a purchase price of $20 million in cash.

Pursuant to an amended and restated securities purchase agreement, dated February 9, 2004, we sold and issued to entities and individuals affiliated with Welsh Carson $127.5 million aggregate principal amount of Series A subordinated notes (the “Series A Notes”) and warrants to purchase shares of our Series B Convertible Preferred Stock (the “Series B Preferred”) that were convertible into approximately 82.5 million shares of our common stock in conjunction with the financing of our acquisition of certain assets of Cable & Wireless USA, Inc. and Cable & Wireless Internet Services, Inc. (together with certain of their subsidiaries, “Cable & Wireless America”). Interest on the Series A Notes accrues at the rate of 12.5% during the first 360 days and thereafter at

15%. Interest is payable semi-annually in kind. The Series A Notes are due on January 30, 2009. The warrants were exercised pursuant to a “cashless” exercise, and on December 9, 2004, we issued approximately 38.1 million shares of common stock to entities affiliated with Welsh Carson upon conversion of the Series B Preferred. We granted WCAS VIII demand and piggy-back registration rights.

We have agreements with Innovest Systems and Investlink Technology LLC to provide these entities with certain services. Mr. McInerney owns a thirty percent interest in Innovest Systems and is the sole owner of Investlink Technology LLC. Innovest Systems paid us $259,928 for services that we performed during 2005 and Investlink Technology LLC paid us $90,272 for services that we performed during 2005.

Transactions with Moneyline.    On June 3, 2005, Moneyline acquired 40,870 shares of our Series A preferred stock from Reuters Holdings Switzerland S.A. (“Reuters”). Pursuant to the agreement between Moneyline and Reuters, Reuters assigned its rights under a side letter agreement dated May 16, 2001, between our company and Reuters. Under the side letter, Moneyline has the right, for so long as they hold any of our notes or preferred stock or common stock comprising or convertible into at least 5% of our outstanding voting stock, among other things, to (1) designate an observer to attend all meetings of our board of directors and any board committees, and (2) to nominate and elect such number of directors, but not fewer than one, equal to the product of the percentage of the voting power held by Moneyline on a fully-diluted, as-converted basis, multiplied by the number of seats on the registrant’s board of directors (rounded down to the nearest whole number). In accordance with the terms of this letter, Moneyline nominated Mr. Walsh as a board member and appointed Mr. Walsh as an observer to attend all meetings of our audit committee. Mr. Walsh is a partner at One Equity Partners LLC, which controls Moneyline. In addition, Reuters assigned its rights to an investor rights agreement to Moneyline. See above under “—Transactions with Welsh, Carson.” Furthermore, we had an agreement with Moneyline to provide it with certain services during 2005 prior to Reuters acquisition of Moneyline. Moneyline paid us approximately $37.1 million under this agreement in 2005.

Transactions with Oak Hill Entities.    Pursuant to an amended and restated securities purchase agreement, dated February 9, 2004, we issued $62.5 million aggregate principal amount of Series A Notes and warrants to purchase shares of our Series B Preferred that were convertible into approximately 2.0 million shares of our Series B Preferred to the Oak Hill Entities in connection with the financing of our acquisition of certain of the assets of Cable & Wireless America. Interest on the notes accrues at the rate of 12.5% during the first 360 days and thereafter at 15%. Interest is payable semi-annually in kind. The Series A Notes are due on January 30, 2009. The warrants were exercised pursuant to a “cashless” exercise, and on December 9, 2004, we issued approximately 11.5 million shares of common stock to the Oak Hill Entities upon conversion of the Series B Preferred. The common stock issued upon conversion of the Series B Preferred has not been registered under the Securities Act and, therefore, may not be transferred or sold except pursuant to an effective registration statement or pursuant to an exemption from the registration requirements of the Securities Act. We granted Oak Hill Entities piggy-back registration rights. We also granted the Oak Hill Special Opportunities Fund, L.P. the right to appoint an observer to our board meetings so long as the Oak Hill Entities hold Series A Notes in an amount equal to at least 33 1/3% of the Series A Notes purchased by them on February 10, 2004. We also agreed that, in the event we or any of our subsidiaries wishes to create, incur or assume any additional indebtedness for borrowed money (other than indebtedness incurred in connection with a refinancing or indebtedness in an aggregate principal amount equal to or less than $15,000,000) which is senior to or pari passu with the Series A Notes in right of repayment of principal upon a liquidation, insolvency proceeding or otherwise, we shall irrevocably offer each of the Oak Hill Entities the right to participate as a lender on the same terms as provided to such lenders in an amount of such new debt equal to that percentage of the principal amount of such new debt equal to the percentage of the aggregate principal amount of outstanding Series A Notes then held by such Oak Hill Entity. In connection with this right, we offered the Oak Hill Entities the right to participate in our Credit Agreement (the “Credit Agreement”) with Wells Fargo Foothill, Inc., as arranger and administrative agent. The Credit Agreement provides for an $85.0 million senior secured revolving credit facility of which Oak Hill Entities are a lender for up to $20.0 million. We paid Oak Hill entities approximately $967,000 in interest during 2005. The facility will mature in December 2008.

Transactions with the Constellation Entities.    On June 30, 2002, we issued 20,000 shares of our Series A convertible preferred stock to the Constellation Entities for a purchase price of $1,000 per share in cash. We also issued warrants to purchase up to 10,000,000 shares of our common stock to the Constellation Entities. The warrants became exercisable as the Constellation Entities met certain performance criteria related to assisting us in securing new customers. The warrants have an exercise price of $0.75 per shares and expire in 2007. In October of 2003, warrants to purchase 3,333,333 shares of our common stock became exercisable, and on February 9, 2004, the Constellation Entities exercised such warrants pursuant to a “cashless exercise” and received 2,576,215 shares of our common stock. The remaining warrants to purchase an additional 6,666,667 shares of our common stock are currently fully exercisable. In connection with the issuance of the Series A convertible preferred stock and the warrants, the Constellation Entities became a party to the investor rights agreement pursuant to which we granted to the Constellation Entities certain demand and piggyback registration rights, and the right to nominate a director to our board of directors so long as the Constellation Entities held at least 5% of our outstanding voting power. On July 24, 2002, Mr. Friedman was appointed to our board of directors as the Constellation Entities’ nominee.

Pursuant to an amended and restated securities purchase agreement, dated February 9, 2004, we issued to the Constellation Entities $10 million aggregate principal amount of Series A Notes and warrants to purchase shares of our Series B Preferred that were convertible into approximately 6.5 million shares of our common stock in connection with the financing of our acquisition of certain of the assets of Cable & Wireless America. Interest on the notes accrues at the rate of 12.5% during the first 360 days and thereafter at 15%. Interest is payable semi-annually in kind. The Series A Notes are due on January 30, 2009. The warrants were exercised pursuant to a “cashless” exercise, and on December 9, 2004, we issued approximately 3.3 million shares of common stock to the Constellation Entities upon conversion of the Series B Preferred. We granted Constellation Entities piggy-back registration rights.

In October 2004, we entered into a consulting agreement with Mr. Ross Miyamoto, an employee of Constellation Ventures, to act as our Managing Director in Japan. In consideration for his consulting services, we agreed to grant to him stock options to purchase an aggregate of 30,000 shares of our common stock at an exercise price of $1.02. The vesting of these options was accelerated in December 2005 along with all other unvested and “out-of-the money” options with exercise prices equal to or greater than $0.75 per share. In addition, we agreed to pay Constellation Ventures $100,000 annually to reimburse it for out of pocket costs associated with Mr. Miyamoto’s consulting services. Mr. Miyamoto resigned from his employment with Constellation Ventures in December 2005; however, we still continue to use his consulting services.

Constellation Ventures owns approximately ten percent of Net Insight, a corporation that develops networking equipment, and Mr. Friedman, a member of our board of directors, also is a member of Net Insight’s board of directors. In 2005, we entered into an agreement for Net Insight to develop certain equipment for us. Pursuant to the agreement, we paid Net Insight a deposit of $100,000 in 2005. The agreement provides that we would purchase up to approximately $4.4 million of equipment and services if the equipment met certain specifications and criteria to be agreed upon by the parties as set forth in the agreement. We have not been able to reach agreement with Net insight with respect to those specifications and criteria, and consequently have not been able to agree with Net Insight that their equipment meets the required specifications and criteria. We do not expect to acquire any equipment from Net Insight pursuant to this agreement unless and until the specifications and criteria are agreed upon, and it is determined that the Net Insight equipment meets these requirements and specifications.

COMPLIANCE WITH SECTION 16 OF THE SECURITIES EXCHANGE ACT

Section 16(a) of the Securities and Exchange Act of 1934, as amended, requires directors and executive officers and persons who own more than 10% of a registered class of equity securities to file with the Securities and Exchange Commission (“SEC”) initial reports of ownership and reports of changes in ownership of common stock and other equity securities of our company. Such reporting persons are required by rules of the SEC to furnish us with copies of all Section 16(a) reports they file. To our knowledge, based solely upon a review of Section 16(a) reports furnished to us for fiscal year 2005 and written representations that no reports on Form 5 were required, we believe that our directors, executive officers and greater than ten percent stockholders complied with all Section 16(a) filing requirements applicable to them with respect to transactions during 2005, except that Messrs. Doerr and Warley failed to file Forms 3 on a timely basis and Forms 4 on a timely basis with respect to grants of stock options. The required filings were made promptly after noting the failure to file.

INTRODUCTION TO PROPOSALS 2 and 3

RELATING TO A REVERSE SPLIT OF OUR OUTSTANDING COMMON STOCK

General

Our board of directors is seeking approval of two amendments to our amended and restated certificate of incorporation, as amended, which we refer to as our certificate of incorporation, to effect two different proposed reverse splits of our issued and outstanding common stock at the ratios of 1-for-15 and 1-for-20 at any time before our next annual meeting of stockholders. Each of the proposed reverse stock splits would combine a whole number of outstanding shares of our common stock into one share of common stock, thus reducing the number of outstanding shares without any corresponding change in our par value or market capitalization. As a result, the number of shares of our common stock owned by each stockholder would be reduced in the same proportion as the reduction in the total number of shares outstanding, so that the percentage of the outstanding shares owned by each stockholder would remain unchanged. If the amendments are approved by our stockholders, our board of directors will subsequently have the authority, in its sole discretion, to determine whether or not to proceed with a reverse stock split. If the board of directors determines, based on factors such as prevailing market and other relevant conditions and circumstances and the trading prices of our common stock at that time, that a reverse stock split is in our best interests and in the best interests of our stockholders, it may effect, at such time as it deems appropriate, one of the reverse stock splits approved by our stockholders without further approval or authorization of our stockholders. The text of the proposed amendments is provided in Annexes A and B respectively. The text of the proposed amendments is subject to modifications to include such changes as may be required by the office of the Secretary of State of Delaware or as our board of directors deems necessary and advisable to effect the reverse stock split.

Upon the filing of one of the amendments to our certificate of incorporation with the Delaware Secretary of State, the other amendment approved by our stockholders would be deemed abandoned, without any further effect. Moreover, the board of directors reserves the right, even after stockholder approval, to forego or postpone the filing of any of the amendments if it determines such action is not in our best interests or the best interest of our stockholders. If neither of the reverse stock splits adopted by the stockholders are subsequently implemented by the board of directors and effected by our next annual meeting of stockholders, both amendments will be deemed abandoned, without any further effect. In such case, the board of directors will again seek stockholder approval at a future date for a reverse stock split if it deems a reverse stock split to be advisable at that time. If either of the amendments is adopted and filed with the Delaware Secretary of State, there will be no change in the number of authorized shares of our common stock.

Reasons for Board Recommendation

Our board of directors has determined that it would be advisable to obtain the approval of our stockholders to effect a reverse stock split that would reduce the number of shares of our outstanding common stock in order to attempt to increase the trading price and liquidity of our common stock on the Nasdaq Capital Market on a per share basis. We believe that continued listing of our common stock on the Nasdaq Capital Market is in our best interests and in the best interests of our stockholders. We also believe that inclusion of our common stock on the Nasdaq Capital Market will maintain the liquidity of our common stock and may minimize the spread between the “bid” and “asked” prices quoted by market makers. Further, a continued Nasdaq Capital Market listing may enhance our access to capital and increase our flexibility in responding to anticipated capital requirements. We also believe that prospective investors will view an investment in our company more favorably if our shares continue to be listed on the Nasdaq Capital Market and that a low quoted market price per share may discourage potential new investors. Moreover, we believe that the higher share price of our common stock may meet investing guidelines for certain institutional investors and investment funds. This may increase interest from institutional investors and investment funds that may ultimately improve the trading liquidity of our common stock.

Under the continued listing requirements of the National Association of Securities Dealers, Inc., or the NASD, the minimum closing bid price of our common stock must be at least $1.00 per share in order to maintain inclusion on the Nasdaq Capital Market. On October 3, 2005, we received a notice from the Listing Qualifications division of the Nasdaq Stock Market indicating that our common stock is subject to potential delisting from the Nasdaq Capital Market because our common stock closed below $1.00 per share for a period of 30 consecutive business days prior to October 3, 2005. The notice also provided that we have until April 3, 2006, to regain compliance. We can achieve compliance if the bid price of our common stock closes at $1.00 per share or more for 10 consecutive business days. If we cannot demonstrate compliance by April 3, 2006, we will be granted an additional 180 calendar day compliance period if we meet the Nasdaq Capital Market initial listing criteria, except for the minimum bid price requirement. At our 2005 annual meeting of stockholders, we obtained our stockholders’ approval of two reverse stock splits to be implemented at the discretion of our board of directors. However, authorization for these reverse stock splits expires at our 2006 annual meeting. If the trading price for our common stock should continue to be below $1.00 per share and we fail to regain compliance, we may effect a reverse stock split in order to avoid being delisted from the Nasdaq Capital Market. We anticipate that the implementation of a reverse stock split would have the effect of increasing, proportionately, the trading prices of our common stock, which could result in a share price high enough to satisfy the NASD’s continued listing requirements.

If the trading price for our common stock should continue to be below $1.00 per share resulting in a possible delisting of our common stock from the Nasdaq Capital Market, or if the board of directors otherwise determines that a reverse stock split is in our best interests or in the best interests of our stockholders, we would like the authority to proceed with a reverse stock split without further authorization of our stockholders. Obtaining stockholder approval of a reverse stock split at the annual meeting of stockholders will enable us to avoid the additional time and expense of holding a special meeting of stockholders should our board of directors determine that it is in our best interest to implement a reverse stock split. As a result, our board of directors will be able to determine the most appropriate time, if ever, to effectuate a reverse stock split. In addition, we believe that, because it is not possible to predict market conditions at the time the reverse stock split is to be effectuated, it is in the best interests of our stockholders if the board of directors will be able to determine which one of the reverse stock splits approved by our stockholders should be effected, based on factors such as prevailing market and other relevant conditions and circumstances and the trading prices of our common stock at that time. Finally, notwithstanding approval of the reverse stock split proposal by our stockholders, our board of directors may elect to delay or even abandon entirely a reverse stock split if it determines such action is not in the best interests of our company or our stockholders.

Potential Disadvantages to the Reverse Stock Split

Reduced Market Capitalization.    As noted above, the principal purpose of the reverse stock split would be to help maintain the closing price of our common stock above the $1.00 threshold required by the NASD’s continued listing requirements. We cannot assure you that the reverse stock split will accomplish this objective. While we expect that the reduction in our outstanding shares of common stock will increase the market price of our common stock, we cannot assure you that the reverse stock split will increase the market price of our common stock by a multiple equal to the number of pre-split shares in the reverse split ratio determined by the board of directors, which will be either fifteen or twenty, or result in any permanent increase in the market price, which can be dependent upon many factors, including our business and financial performance and prospects. Should the market price decline after the reverse stock split, the percentage decline may be greater, due to the smaller number of shares outstanding, than it would have been prior to the reverse stock split. In some cases the stock price of companies that have effected reverse stock splits has subsequently declined back to pre-reverse split levels. Accordingly, we cannot assure you that the market price of our common stock immediately after the effective date of the proposed reverse stock split will be maintained for any period of time or that the ratio of post- and pre-split shares will remain the same after the reverse stock split is effected, or that the reverse stock split will not have an adverse effect on our stock price due to the reduced number of shares outstanding after the reverse stock split. A reverse stock split is often viewed negatively by the market and, consequently, can lead to a decrease in our overall market capitalization. If the per share price does not increase proportionately as a result of the reverse stock split, then our overall market capitalization will be reduced.

Increased Transaction Costs.    The number of shares held by each individual stockholder will be reduced if the reverse stock split is implemented. This will increase the number of stockholders who hold less than a “round lot,” or 100 shares. Typically, the transaction costs to stockholders selling “odd lots” are higher on a per share basis. Consequently, the reverse stock split could increase the transaction costs to existing stockholders in the event they wish to sell all or a portion of their position.

Liquidity.    Although the board believes that the decrease in the number of shares of our common stock outstanding as a consequence of the reverse stock split and the anticipated increase in the price of our common stock could encourage interest in our common stock and possibly promote greater liquidity for our stockholders, such liquidity could also be adversely affected by the reduced number of shares outstanding after the reverse stock split.

Authorized Shares; Future Financings.    Upon effectiveness of the reverse stock split, the number of authorized shares of common stock that are not issued or outstanding, as of March 15, 2006, would increase from approximately 1,318,201,139 shares to approximately 1,487,880,076 shares assuming a 1-for-15 reverse stock split and to approximately 1,490,910,057 shares assuming a 1-for-20 reverse stock split. As a result, we will have an increased number of authorized but unissued shares of common stock. Authorized but unissued shares will be available for issuance, and we may issue such shares in financings or otherwise. If we issue additional shares, the ownership interests of our current stockholders may be diluted.

Effect on Fractional Shares

If any reverse split ratio is selected, implementation of a reverse stock split would result in some stockholders owning a fractional share of common stock. For example, if a 1-for-15 reverse stock split were to be implemented, the shares owned by a stockholder with 100 shares would be converted into 6.7 shares. To avoid such a result, stockholders who would otherwise be entitled to receive a fractional share of our common stock as a consequence of the reverse stock split would receive, instead, at the discretion of our board of directors, either (i) a cash payment from us in U.S. dollars equal to the value of that fractional share, determined on the basis of the average closing sales price of our common stock on the Nasdaq Capital Market for the 20 trading days immediately preceding the effective date of the reverse stock split (as adjusted for that reverse stock split) or (ii) a cash payment from the transfer agent in an amount equal to such stockholder’s pro rata share of the total proceeds from the sale, by the transfer agent on behalf of those holders who would otherwise be entitled to receive a fractional share, of an aggregate of all fractional shares in the open market at the then prevailing prices. No transaction costs will be assessed in connection with the sale of the aggregated shares. You will not be entitled to receive interest for the period between the effective time of the reverse stock split and the date you receive your payment for cashed-out shares.

If any stockholder owns, in total, fewer than the number of our shares to be converted into one share as a result of the reverse stock split, that stockholder’s shares would be converted into a fractional share of stock and that stockholder would receive only cash in place of the fractional share. For example, if a 1-for-15 reverse stock split is implemented then stockholders with fewer than fifteen shares would receive only cash. As a result, the interest of such stockholders in our company would be terminated and such stockholders would have no right to share in our assets or future growth. Based on this example, each stockholder that owns fifteen shares or more of our common stock prior to the reverse stock split will continue to own one or more shares after the reverse stock split and would continue to share in our assets and future growth as a stockholder, and any stockholder that owns fewer than fifteen shares would receive only cash in place of the fractional share resulting from the reverse stock split. Because the maximum reverse split under the proposed amendments to our certificate of incorporation would be a 1-for-20 reverse stock split, a stockholder could assure his or her continued ownership of shares of our stock after the reverse split by purchasing a number of shares sufficient to increase the total number of shares that he or she owns to twenty or more.

Effect of Reverse Stock Split on Options

The number of shares subject to outstanding options to purchase shares of our common stock also would automatically be reduced in the same ratio as the reduction in the outstanding shares. Correspondingly, the per share exercise price of those options will be increased in direct proportion to the reverse stock split ratio, so that the aggregate dollar amount payable for the purchase of the shares subject to the options will remain unchanged. For example, assume that a 1-for-20 reverse stock split is implemented and that an optionee holds options to purchase 1,000 shares at an exercise price of $0.66 per share. On the effectiveness of the 1-for-20 reverse stock split, the number of shares subject to that option would be reduced to 50 shares and the exercise price would be proportionately increased to $13.20 per share.

Effect of Reverse Stock Split on Warrants

The agreements governing the outstanding warrants to purchase shares of our common stock include provisions requiring adjustments to both the number of shares issuable upon exercise of such warrants, and the exercise prices of such warrants, in the event of a reverse stock split. For example, assume that a 1-for-20 reverse stock split is implemented and a warrantholder holds a warrant to purchase 20,000 shares of our common stock at an exercise price of $.75 per share. On the effectiveness of the reverse stock split, the number of shares subject to that warrant would be reduced to 1,000 shares and the exercise price would be proportionately increased to $15.00 per share.

Effect of Reverse Stock Split on Series A Convertible Preferred Stock

The certificate of designations governing the rights of our outstanding shares of Series A convertible preferred stock provides for adjustments to the conversion price of the outstanding Series A convertible preferred stock in the event of a reverse stock split. For example, assume that a 1-for-20 reverse stock split is implemented and a stockholder holds 3 shares of our Series A convertible preferred stock, with an accreted value of $1,000 per share and a conversion price of $0.75 per share. Before the effectiveness of the reverse stock split, these 3 shares of Series A convertible preferred stock would be convertible into 4,000 shares of common stock. On the effectiveness of the reverse stock split, the conversion price of the Series A convertible preferred stock would be proportionately increased to $15.00 per share. As a result, these 3 shares of Series A convertible preferred stock would be convertible into 200 shares of common stock.

Implementation and Effect of the Reverse Stock Split

If approved by our stockholders at the annual meeting, and if our board of directors determines that effecting a reverse stock split is in our best interests and the best interests of our stockholders, our board will, in its sole discretion, select one of the reverse stock splits, based on market and other relevant conditions and circumstances and the trading prices of our common stock at that time, and determine the method of dealing with fractional shares. Following such determinations, the board will effect the reverse stock split by directing management to file the selected certificate of amendment with the Secretary of State of Delaware at such time as the board has determined is the appropriate effective time for the reverse stock split. The reverse stock split will become effective at the time specified in the certificate of amendment after the filing of the amendment with the Secretary of State of Delaware, which we refer to as the effective time. At the effective time, the other amendments approved by our stockholders will be deemed abandoned.

We estimate that, following the reverse stock split, we would have approximately the same number of stockholders and, except for the effect of cash payments for fractional shares as described above, the completion of the reverse stock split would not affect any stockholder’s proportionate equity interest in our company. By way of example, a stockholder who owns a number of shares that prior to the reverse stock split represented one-half of a percent of the outstanding shares of the company would continue to own one-half of a percent of our outstanding shares after the reverse stock split. The reverse stock split also will not affect the number of shares of common stock that our board of directors is authorized to issue under our amended and restated certificate of incorporation, which will remain unchanged at 1,500,000,000 shares. However, it will have the effect of increasing the number of shares available for future issuance because of the reduction in the number of shares that will be outstanding after giving effect to the reverse stock split.

Exchange of Stock Certificates and Payment for Fractional Shares

Exchange of Stock Certificates.    Promptly after the effective time, you will be notified that the reverse stock split has been effected. Our stock transfer agent, Mellon Investor Services LLC, whom we refer to as the exchange agent, will implement the exchange of stock certificates representing outstanding shares of common stock. You will be asked to surrender to the exchange agent certificates representing your pre-split shares in exchange for certificates representing your post-split shares in accordance with the procedures to be set forth in a letter of transmittal which we will send to you. You will not receive a new stock certificate representing your post-split shares until you surrender your outstanding certificate(s) representing your pre-split shares, together with the properly completed and executed letter of transmittal to the exchange agent. We will not issue scrip or fractional shares, or certificates for fractional shares, in connection with the reverse stock split. Should you be entitled to receive fractional shares because you hold a number of shares not evenly divisible by the relevant reverse split number selected by our board of directors (which will be either fifteen or twenty), you will be entitled, upon surrender to the exchange agent of certificates representing such shares, to a cash payment, without interest, in lieu of such fractional shares. The ownership of a fractional share will not give you any voting, dividend or other rights, except the right to receive payment for the fractional share as described above. PLEASE DO NOT DESTROY ANY STOCK CERTIFICATE OR SUBMIT ANY OF YOUR CERTIFICATES UNTIL YOU ARE REQUESTED TO DO SO.

Effect of Failure to Exchange Stock Certificates.    Upon the filing of either of the amendments to our certificate of incorporation with the Secretary of State of Delaware, each certificate representing shares of our common stock outstanding prior to the that time will, until surrendered and exchanged as described above, be deemed, for all corporate purposes, to evidence ownership of the whole number of shares of our common stock, and the right to receive, from us or the transfer agent, the amount of cash for any fractional shares, into which the shares of our common stock evidenced by such certificate have been converted by the reverse stock split. However, a holder of such unexchanged certificates will not be entitled to receive any dividends or other distributions payable by us after the effective date, until the old certificates have been surrendered. Such dividends and distributions, if any, will be accumulated, and at the time of surrender of the old certificates, all such unpaid dividends or distributions will be paid without interest.

No Appraisals Rights

Under the Delaware General Corporation Law and our certificate of incorporation and bylaws, you are not entitled to appraisal rights with respect to the reverse stock split.

Federal Income Tax Consequences

The following description of the material federal income tax consequences of the reverse stock split is based on the Internal Revenue Code, applicable Treasury Regulations promulgated under the Code, judicial authority and current administrative rulings and practices as in effect on the date of this proxy statement. Changes to the laws could alter the tax consequences described below, possibly with retroactive effect. We have not sought and will not seek an opinion of counsel or a ruling from the Internal Revenue Service regarding the federal income tax consequences of any of the proposed reverse stock splits. This discussion is for general information only and does not discuss the tax consequences that may apply to special classes of taxpayers (e.g., non-resident aliens, broker/dealers or insurance companies). The state and local tax consequences of the reverse stock split may vary significantly as to each stockholder, depending upon the jurisdiction in which such stockholder resides. We urge stockholders to consult their own tax advisors to determine the particular consequences to them.

In general, the federal income tax consequences of the reverse stock split will vary among stockholders depending upon whether they receive cash for fractional shares or solely a reduced number of shares of our common stock in exchange for their old shares of our common stock. We believe that because the reverse stock split is not part of a plan to increase periodically a stockholder’s proportionate interest in our assets or earnings and profits, the reverse stock split will likely have the following federal income tax effects.

A stockholder who receives solely a reduced number of shares of our common stock will not recognize gain or loss. In the aggregate, such a stockholder’s basis in the reduced number of shares of our common stock will equal the stockholder’s basis in its old shares of common stock and the holding period of the common stock received after the reverse stock split will include the holding period of the common stock held prior to the reverse stock split exchanged therefore. A stockholder who receives cash in lieu of a fractional share as a result of the reverse stock split will generally be treated as having received the payment as a distribution in redemption of the fractional share, as provided in section 302(a) of the Code, which distribution will be taxed as either a distribution under Section 301 of the Code or an exchange to such stockholder, depending on that stockholder’s particular facts and circumstances. Generally, if such distribution is treated as an exchange to a stockholder receiving such a payment, the stockholder should recognize gain or loss equal to the difference, if any, between the amount of cash received and the stockholder’s basis in the fractional share. If the fractional share was held by the stockholder as a capital asset then the gain or loss will be taxed as capital gain or loss, and will be long-term capital gain or loss if the stockholder’s holding period in the fractional share is greater than one year. In the aggregate, such a stockholder’s basis in the reduced number of shares of our common stock will equal the stockholder’s basis in its old shares of common stock decreased by the basis allocated to the fractional share for which such stockholder is entitled to receive cash and the holding period of the common stock received after the reverse stock split will include the holding period of the common stock held prior to the reverse stock split exchanged therefore.

We will not recognize any gain or loss as a result of the reverse stock split.

TO AUTHORIZE OUR BOARD OF DIRECTORS, IN ITS DISCRETION, TO AMEND OUR

CERTIFICATE OF INCORPORATION TO EFFECT A 1-FOR-15 REVERSE STOCK SPLIT,

WITHOUT FURTHER APPROVAL OF OUR STOCKHOLDERS

(Proposal 2)

Our board of directors is seeking approval of an amendment to our certificate of incorporation to effect a 1-for-15 reverse split of our issued and outstanding common stock, without further approval of our stockholders, upon a determination by our board that such a reverse stock split is in the best interests of our company and our stockholders at any time before our next annual meeting of stockholders. If the proposed 1-for-15 reverse stock split is approved at the annual meeting and the board of directors elects to effect the proposed reverse stock split, each stockholder would receive one new share of common stock for every fifteen shares of common stock previously held. Immediately after the reverse stock split, the aggregate value of the stockholder’s stock would be unchanged, but he or she would hold one-fifth as many shares, with each share having fifteen times its pre-split value. A copy of the proposed amendment to our certificate of incorporation effecting the 1-for-15 reverse stock split is attached at the back of this proxy statement as Annex A.

For a discussion of the reasons for the board’s recommendation to approve the amendment, the potential disadvantages of the reverse stock split, cash to be paid in lieu of fractional shares, the effect of the reverse stock split on our outstanding options, warrants and Series A convertible preferred stock, appraisal rights, federal income tax consequences and various other matters, see the caption entitled “Introduction to Proposals 2 and 3 Relating To A Reverse Split of Our Outstanding Common Stock” on pages 27-32.

Vote Required.    The affirmative vote of the holders of a majority of the votes represented by our outstanding shares of common stock and Series A convertible preferred stock, voting together as a single class, is required to amend our certificate of incorporation to effect the 1-for-15 reverse split of our outstanding common stock. In addition, the affirmative vote of the holders of a majority of our outstanding shares of common stock, voting as a separate class, is required to amend our certificate of incorporation to effect such a reverse stock split.

The board of directors recommends a vote “FOR” the proposal to authorize our board of directors to amend our certificate of incorporation to effect a 1-for-15 reverse split of our outstanding common stock without further approval of our stockholders, upon a determination by our board that such a reverse stock split is in our best interests and in the best interests of our stockholders.

TO AUTHORIZE OUR BOARD OF DIRECTORS, IN ITS DISCRETION, TO AMEND OUR

CERTIFICATE OF INCORPORATION TO EFFECT A 1-FOR-20 REVERSE STOCK SPLIT,

WITHOUT FURTHER APPROVAL OF OUR STOCKHOLDERS

(Proposal 3)

Our board of directors is seeking approval of an amendment to our certificate of incorporation to effect a 1-for-20 reverse split of our issued and outstanding common stock, without further approval of our stockholders, upon a determination by our board that such a reverse stock split is in the best interests of our company and our stockholders at any time before our next annual meeting of stockholders. If the proposed 1-for-20 reverse stock split is approved at the annual meeting and the board of directors elects to effect the proposed reverse stock split, each stockholder would receive one new share of common stock for every twenty shares of common stock previously held. Immediately after the reverse stock split, the aggregate value of the stockholder’s stock would be unchanged, but he or she would hold one-tenth as many shares, with each share having twenty times its pre-split value. A copy of the proposed amendment to our certificate of incorporation effecting the 1-for-20 reverse stock split is attached at the back of this proxy statement as Annex B.

For a discussion of the reasons for the board’s recommendation to approve the amendment, the potential disadvantages of the reverse stock split, cash to be paid in lieu of fractional shares, the effect of the reverse stock split on our outstanding options, warrants and Series A convertible preferred stock, appraisal rights, federal income tax consequences and various other matters, see the caption entitled “Introduction to Proposals 2 and 3 Relating To A Reverse Split of Our Outstanding Common Stock” on pages 27-32.

Vote Required.    The affirmative vote of the holders of a majority of the votes represented by our outstanding shares of common stock and Series A convertible preferred stock, voting together as a single class, is required to amend our certificate of incorporation to effect the 1-for-20 reverse split of our outstanding common stock. In addition, the affirmative vote of the holders of a majority of our outstanding shares of common stock, voting as a separate class, is required to amend our certificate of incorporation to effect such a reverse stock split.

The board of directors recommends a vote “FOR” the proposal to authorize our board of directors to amend our certificate of incorporation to effect a 1-for-20 reverse split of our outstanding common stock without further approval of our stockholders, upon a determination by our board that such a reverse stock split is in our best interests and in the best interests of our stockholders.

TO APPROVE THE AMENDED AND RESTATED 2003 INCENTIVE

COMPENSATION PLAN

(Proposal 4)

The board of directors is proposing for stockholder approval the Amended and Restated 2003 Incentive Compensation Plan, which we refer to as the 2003 Plan and which is included as Annex C to this proxy statement. For the past three years, we have used the 2003 Plan as a means of attracting, retaining, motivating and rewarding officers, other employees and consultants and further aligning their interests with those of our stockholders. As of March 15, 2006, there were fewer than 2,521,797 shares of common stock remaining available for grant under our 2003 Plan and 1999 Stock Option Plans, and approximately 7,703,402 outstanding stock options have exercise prices in excess of the market value of our common stock on that same date. Accordingly, these options have limited economic value and are not fully achieving their original objective of incentive compensation and employee retention.

To remedy there being so few shares available for grant, the compensation committee of the board of directors undertook a review of the current 2003 Incentive Compensation Plan. In 2006, the compensation committee adopted amendments to the 2003 Incentive Compensation Plan subject to approval by the stockholders at the 2006 annual meeting, and the board of directors ratified the actions of the compensation committee and recommended that stockholders approve the 2003 Plan. The amendments to the 2003 Incentive Compensation Plan would increase by 50,000,000 (to 90,000,000 shares) the aggregate number of shares of common stock that are available under the plan. In addition to the 90,000,000 shares that would be available for issuance under the plan, the amendments would also make available for issuance the approximately 76,879 shares remaining available under our 1999 Stock Option Plan (as of the date the 2003 Plan is approved by our shareholders), and any shares under the 1999 Stock Option Plan that subsequently become available as a result of outstanding stock options that are forfeited, expired or cancelled. In effect, the shares that are or will become available under our 1999 Stock Option Plan would be rolled over into the 2003 Plan. Accordingly, no additional awards will be granted under the 1999 Stock Option Plan after the 2003 Plan has been approved by the stockholders. Further, the amendments to the plan would remove the restriction which currently limits the maximum aggregate number of shares of common stock that cumulatively may be available for issuance pursuant to awards other than awards of options to 20,000,000 and the restriction which currently limits the maximum number of shares of common stock that may be awarded to any individual, other than pursuant to an options, to 10,000,000 per year. The amended and restated plan would provide no such limits.

Vote Required.    The affirmative vote of the holders of a majority of the votes represented by our outstanding shares of common stock and Series A convertible preferred stock, voting together as a single class, present in person or represented by proxy at the annual meeting and entitled to vote, is required to approve the 2003 Plan. Unless otherwise indicated, properly executed proxies will be voted in favor of Proposal 4 to approve the 2003 Plan.

The board of directors recommends a vote “FOR” the approval of the 2003 Plan.

General

Our board of directors believes that our growth depends significantly upon the efforts of our officers and key employees and that such individuals are best motivated to put forth maximum effort on our behalf if they own an equity interest in us. In accordance with this philosophy, on April 9, 2003, the board adopted and on June 25, 2003 the stockholders approved our 2003 Incentive Compensation Plan. The board of directors is committed to creating and maintaining a compensation system based to a significant extent on grants of equity-based incentive awards. The board of directors considers equity-based incentives an important component of its efforts to attract and retain talented individuals and an increasing need as we require additional executive talent. In addition, the board of directors believes that option grants help us to attain our long-term goals by linking the compensation of key employees to stockholder returns.

The 2003 Plan provides the compensation committee with flexibility to grant awards that can be administered to carry out the purposes of the plan and enables the committee to keep pace with changing developments in management compensation and remain competitive with those companies that offer creative incentives to attract and retain officers, employees and consultants. As of March 15, 2006, options to purchase an aggregate of 17,240,000 shares of our common stock were outstanding under our 2003 Plan with a weighted average exercise price of $1.18 per share, options to purchase an aggregate of 1,831,828 shares of our common stock had been exercised, 150,000 shares of restricted stock had been granted and were outstanding, stock units representing 18,240,000 shares of common stock were outstanding, and 2,444,918 shares of common stock were available for future grant under our 2003 Plan. Furthermore, of the 18,333,254 options that were outstanding as of that date, 6,703,027 options had an exercise price in excess of $1.31, the closing bid price of our common stock on March 15, 2006. Accordingly, these options have limited economic value and are not fully achieving their original objective of incentive compensation and employee retention. As a result, our board determined that it was in the best interest of our company to increase the number of shares reserved for issuance under the 2003 Plan.

In addition, the board determined that it was in the best interests of our company to roll over into the 2003 Plan any shares which are available for future awards under our 1999 Stock Option Plan, including any future shares that are forfeited, expired or cancelled under our 1999 Stock Option Plan.

New Plan Benefits

Awards under the 2003 Plan are granted at the discretion of the compensation committee. Accordingly, in general, future awards under the 2003 Plan are not determinable at this time. Grants of restricted stock units under the 2003 Plan to our named executive officers during the last fiscal year are summarized in the Summary Compensation Table in the “Executive Compensation” section of this Proxy Statement and grants of restricted stock to the our non-affiliated directors during the last fiscal year under the 2003 Plan are described in the “Director Compensation” section of this Proxy Statement.

As set forth in the table below, the compensation committee agreed to grant restricted preferred units to Philip J. Koen, our Chief Executive Officer, on March 13, 2006, subject to stockholder approval. If our stockholders approve the 2003 Plan, Mr. Koen will receive the award. If our stockholders do not approve the 2003 Plan, the award will not be made and we will explore other alternatives for providing Mr. Koen with compensation having similar value.

2003 Equity Incentive Plan
Name and Position	Dollar Value ($)		Number of Shares
Philip J. Koen, Chief Executive Officer		$(1)		(1)
John M. Finlayson, President and Chief Operating Officer	$0		0
Jeffrey H. VonDeylen, Chief Financial Officer	$0		0
James D. Mori, Managing Director- Americas	$0		0
Richard S. Warley, Managing Director- EMEA	$0		0
Executive Group		$(1)		(1)
Non-Executive Director Group	$0		0
Non-Executive Officer Employee Group	$0		0

(1)	Mr. Koen will receive restricted preferred units that are intended to give him the economic equivalent of owning 5,208 shares of our Series A Convertible Preferred Stock that were issued in March 2002 for so long as the Series A Preferred Stock remain outstanding, which shares are currently convertible into approximately 11 million shares of common stock. The restricted preferred units vest over four years and when fully vested would settle into that number of shares of common stock as the Series A Preferred Stock would be then convertible into (approximately 17 million shares of common stock), less a settlement cost of $8,128,230.

Description of the Plan

The following summary of the 2003 Plan is qualified in its entirety by reference to the full text of the 2003 Plan, which is attached to this proxy statement as Annex C.

Administration.    The 2003 Plan is administered by the compensation committee of the board of directors. Subject to the terms of the plan, the compensation committee may select participants to receive awards, determine the types of awards and terms and conditions of awards, and interpret provisions of the plan.

Common Stock Reserved for Issuance under the Plan.    The common stock issued or to be issued under the 2003 Plan consists of authorized but unissued shares and treasury shares. If any shares covered by an award are not purchased or are forfeited, or if an award otherwise terminates without delivery of any common stock, then the number of shares of common stock counted against the aggregate number of shares available under the plan with respect to the award will, to the extent of any such forfeiture or termination, again be available for making awards under the 2003 Plan.

Eligibility.    Awards may be made under the 2003 Plan to employees, officers and directors of or consultants or advisors to the company or any of our affiliates, including any such person who is an officer or director of us or of any affiliate, any outside director of the company, and to any other individual whose participation in the plan is determined to be in the best interests of our company by the board of directors.

Amendment or Termination of the Plan.    The board of directors may terminate or amend the plan at any time and for any reason. The 2003 Plan shall terminate in any event ten years after its effective date. Amendments will be submitted for stockholder approval to the extent stated by the board of directors or required by the Internal Revenue Code or other applicable laws rules or regulations. No amendment, suspension or termination of the plan may impair a grantee’s rights or obligations under any award previously awarded under the plan without such grantee’s consent.

Options.    The 2003 Plan permits the granting of options to purchase shares of common stock intended to qualify as incentive stock options under the Internal Revenue Code and stock options that do not qualify as incentive stock options.

The exercise price of each stock option is generally granted at fair market value of our common stock on the date of grant, although nonqualified stock options may be granted with an exercise price less than fair market value. The fair market value is generally determined as the closing price of the common stock on The Nasdaq Stock Market, Inc. on the day before the grant date. In the case of certain 10% stockholders who receive incentive stock options, the exercise price may not be less than 110% of the fair market value of the common stock on the date of grant. An exception to these requirements is made for options that the company grants in substitution for options held by employees of companies that the company acquires. In such a case the exercise price is adjusted to preserve the economic value of the employee’s stock option from his or her former employer.

The term of each stock option is fixed by the compensation committee and may not exceed 10 years from the date of grant. The compensation committee determines at what time or times each option may be exercised and the period of time, if any, after retirement, death, disability or termination of employment during which options may be exercised. Options may be made exercisable in installments. The exercisability of options may be accelerated by the compensation committee.

In general, an optionee may pay the exercise price of an option by cash, certified check, by tendering shares of common stock, or by means of a broker-assisted cashless exercise. However, executive officers and directors may not use the cashless exercise method unless they have obtained the express prior approval of the company.

Stock options granted under the 2003 Plan may not be sold, transferred, pledged or assigned other than by will or under applicable laws of descent and distribution. However, we may permit limited transfers of non-qualified options for the benefit of immediate family members of grantees to help with estate planning concerns.

Other Awards.    The compensation committee may also award:

•	restricted stock, which are shares of common stock subject to restrictions that may be granted for no consideration (other than par value of the shares which is deemed paid by services already rendered).

•	unrestricted stock, which are shares of common stock at no cost or for a purchase price determined by the compensation committee that are free from any restrictions under the plan. Unrestricted shares of common stock may be issued to participants in recognition of past services or other valid consideration, and may be issued in lieu of, or in addition to, cash compensation to be paid to participants;

•	stock units, which are common stock units subject to restrictions;

•	dividend equivalent rights, which are rights entitling the recipient to receive credits for dividends that would be paid if the recipient had held a specified number of shares of common stock;

•	stock appreciation rights, which are a right to receive a number of shares or, in the discretion of the compensation committee, an amount in cash or a combination of shares and cash, based on the increase in the fair market value of the shares underlying the right during a stated period specified by the compensation committee; and

•	performance and annual incentive awards, ultimately payable in common stock, cash, other awards or other property, as determined by the compensation committee. The compensation committee may grant multi-year and annual incentive awards subject to achievement of specified goals tied to business criteria (described below). The compensation committee may specify the amount of the incentive award as a percentage of these business criteria, a percentage in excess of a threshold amount or as another amount which need not bear a strictly mathematical relationship to these business criteria. Awards to individuals who are covered under Section 162(m) of the Internal Revenue Code, or who the compensation committee designates as likely to be covered in the future, will comply with the requirement that payments to such employees qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code to the extent that the compensation committee so designates. Such employees include the chief executive officer and the four highest compensated executive officers (other than the chief executive officer) determined at the end of each year (the “covered employees”).

Effect of Certain Corporate Transactions.    Certain change of control transactions involving us, such as a sale of our company, may cause awards granted under the 2003 Plan to vest, unless the awards are continued or substituted for in connection with the change of control transaction.

Adjustments for Stock Dividends and Similar Events.    The compensation committee will make appropriate adjustments in outstanding awards and the number of shares available for issuance under the 2003 Plan, including the individual limitations on awards, to reflect common stock dividends, stock splits and other similar events.

Section 162(m) of the Internal Revenue Code.    Section 162(m) of the Internal Revenue Code limits publicly-held companies such as our company to an annual deduction for federal income tax purposes of $1million for compensation paid to their covered employees. However, performance-based compensation is excluded from this limitation. The 2003 Plan is designed to permit the compensation committee to grant awards that qualify as performance-based for purposes of satisfying the conditions of Section 162(m).

To qualify as performance-based:

(1)	the compensation must be paid solely on account of the attainment of one or more pre-established, objective performance goals;

(2)	the performance goal under which compensation is paid must be established by a compensation committee comprised solely of two or more directors who qualify as outside directors for purposes of the exception;

(3)	the material terms under which the compensation is to be paid must be disclosed to and subsequently approved by stockholders of the corporation before payment is made in a separate vote; and

(4)	the compensation committee must certify in writing before payment of the compensation that the performance goals and any other material terms were in fact satisfied.

In the case of compensation attributable to stock options, the performance goal requirement (summarized in (i) above) is deemed satisfied, and the certification requirement (summarized in (iv) above) is inapplicable, if the grant or award is made by the compensation committee; the plan under which the option is granted states the maximum number of shares with respect to which options may be granted during a specified period to an employee; and under the terms of the option, the amount of compensation is based solely on an increase in the value of the common stock after the date of grant.

Under the 2003 Plan, one or more of the following business criteria, on a consolidated basis, and/or with respect to specified subsidiaries or business units (except with respect to the total stockholder return and earnings per share criteria), are used exclusively by the compensation committee in establishing performance goals:

•	net income;

•	pretax earnings;

•	earnings before interest expense, taxes, depreciation and amortization;

•	revenue;

•	pretax operating earnings after interest expense and before bonuses, service fees and extraordinary or special items;

•	operating margin;

•	earnings per share;

•	return on equity;

•	return on capital;

•	return on investment;

•	operating earnings;

•	working capital;

•	ratio of debt to stockholders’ equity;

•	total stockholder return; and

•	such total stockholder return as compared to total return (on a comparable basis) of a publicly available index such as, but not limited to, the Standard & Poor’s 500 Stock Index.

Under the Internal Revenue Code, a director is an “outside director” of the company if he or she is not a current employee of the company; is not a former employee who receives compensation for prior services (other than under a qualified retirement plan); has not been an officer of the company; and does not receive, directly or indirectly (including amounts paid to an entity that employs the director or in which the director has at least a five percent ownership interest), remuneration from the company in any capacity other than as a director. The maximum number of shares of common stock subject to options that can be awarded under the 2003 Plan to any person is 10,000,000 per year.

The maximum amount that may be earned as an annual incentive award or other cash award in any fiscal year by any one person is $2,000,000 and the maximum amount that may be earned as a performance award or other cash award in respect of a performance period by any one person is $5,000,000.

Federal Income Tax Consequences

Incentive Stock Options.    The grant of an option will not be a taxable event for the grantee or for the company. A grantee will not recognize taxable income upon exercise of an incentive stock option (except that the alternative minimum tax may apply), and any gain realized upon a disposition of our common stock received pursuant to the exercise of an incentive stock option will be taxed as long-term capital gain if the grantee holds the shares of common stock for at least two years after the date of grant and for one year after the date of exercise (the “holding period requirement”). We will not be entitled to any business expense deduction with respect to the exercise of an incentive stock option, except as discussed below.

For the exercise of an option to qualify for the foregoing tax treatment, the grantee generally must be our employee or an employee of our subsidiary from the date the option is granted through a date within three months before the date of exercise of the option.

If all of the foregoing requirements are met except the holding period requirement mentioned above, the grantee will recognize ordinary income upon the disposition of the common stock in an amount generally equal to the excess of the fair market value of the common stock at the time the option was exercised over the option exercise price (but not in excess of the gain realized on the sale). The balance of the realized gain, if any, will be capital gain. We will be allowed a business expense deduction to the extent the grantee recognizes ordinary income, subject to our compliance with Section 162(m) of the Internal Revenue Code and to certain reporting requirements.

Non-Qualified Options.    The grant of an option will not be a taxable event for the grantee or the company. Upon exercising a non-qualified option, a grantee will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the common stock on the date of exercise. Upon a subsequent sale or exchange of shares acquired pursuant to the exercise of a non-qualified option, the grantee will have taxable capital gain or loss, measured by the difference between the amount realized on the disposition and the tax basis of the shares of common stock (generally, the amount paid for the shares plus the amount treated as ordinary income at the time the option was exercised).

If we comply with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, we will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

A grantee who has transferred a non-qualified stock option to a family member by gift will realize taxable income at the time the non-qualified stock option is exercised by the family member. The grantee will be subject to withholding of income and employment taxes at that time. The family member’s tax basis in the shares of common stock will be the fair market value of the shares of common stock on the date the option is exercised. The transfer of vested non-qualified stock options will be treated as a completed gift for gift and estate tax purposes. Once the gift is completed, neither the transferred options nor the shares acquired on exercise of the transferred options will be includable in the grantee’s estate for estate tax purposes.

In the event a grantee transfers a non-qualified stock option to his or her ex-spouse incident to the grantee’s divorce, neither the grantee nor the ex-spouse will recognize any taxable income at the time of the transfer. In general, a transfer is made “incident to divorce” if the transfer occurs within one year after the marriage ends or if it is related to the end of the marriage (for example, if the transfer is made pursuant to a divorce order or settlement agreement). Upon the subsequent exercise of such option by the ex-spouse, the ex-spouse will recognize taxable income in an amount equal to the difference between the exercise price and the fair market value of the shares of common stock at the time of exercise. Any distribution to the ex-spouse as a result of the exercise of the option will be subject to employment and income tax withholding at this time.

Restricted Stock.    A grantee who is awarded restricted stock will not recognize any taxable income for federal income tax purposes in the year of the award, provided that the shares of common stock are subject to restrictions (that is, the restricted stock is nontransferable and subject to a substantial risk of forfeiture).

However, the grantee may elect under Section 83(b) of the Internal Revenue Code to recognize compensation income in the year of the award in an amount equal to the fair market value of the common stock on the date of the award (less the purchase price, if any), determined without regard to the restrictions. If the grantee does not make such a Section 83(b) election, the fair market value of the common stock on the date the restrictions lapse (less the purchase price, if any) will be treated as compensation income to the grantee and will be taxable in the year the restrictions lapse. If we comply with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, we will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income. Dividend payments on restricted stock are treated as compensation income unless the grantee has made a Section 83(b) election.

Unrestricted Stock.    A grantee who is awarded unrestricted shares will recognize ordinary income in an amount equal to the fair market value of the shares of common stock on the date of the award, reduced by the amount, if any, paid for such shares of common stock. We will generally be allowed a business expense deduction in the same amount and at the same time as the grantee recognizes ordinary income, subject to our compliance with Section 162(m) of the Internal Revenue Code.

Stock Units.    There are no immediate tax consequences of receiving an award of non-discounted stock units under the 2003 Plan. A grantee who is awarded non-discounted stock units will be required to recognize ordinary income in an amount equal to the fair market value of shares issued to such grantee at the end of the restriction period or, if later, the payment date. If we comply with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, we will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Dividend Equivalent Rights.    Participants who receive dividend equivalent rights will be required to recognize ordinary income in an amount distributed to the grantee pursuant to the award. If we comply with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, we will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Stock Appreciation Rights.    There are no immediate tax consequences of receiving an award of stock appreciation rights under the 2003 Plan. Upon exercising a stock appreciation right, a grantee will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the common stock on the date of exercise. If we comply with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, we will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Performance and Annual Incentive Awards.    The award of a performance or annual incentive award will have no federal income tax consequences for us or for the grantee. The payment of the award is taxable to a grantee as ordinary income. If we comply with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, we will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Internal Revenue Code Sections 409A and 280G

Section 409A of the Internal Revenue Code provides that deferred compensation that is not structured to satisfy Section 409A may result in accelerated federal income taxation, a 20% penalty tax applied in addition to federal income tax otherwise owed and, potentially, interest for any underpayment of tax at the ordinary underpayment rate plus one percentage point. Stock options granted with an exercise price equal to the fair market value of the underlying common stock on the date of grant and stock appreciation rights with a grant price equal to the fair market value of the underlying common stock on the date of grant are generally exempt from the application of Section 409A. In addition, Section 280G of the Internal Revenue Code provides that to the extent that payments which are contingent on a change in control are determined to exceed certain Internal Revenue Code limitations, they may be subject to a 20% nondeductible excise tax on the employee and the company’s deduction with respect to the associated compensation expense may be disallowed in whole or in part.

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

(Proposal 5)

The audit committee of the board of directors has appointed the firm of Ernst & Young LLP (“E&Y”) to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2006, subject to ratification of this appointment by our stockholders. E&Y was first appointed in March 2003. E&Y audited our financial statements at, and for the year ended, December 31 of each year since the appointment. E&Y also audited management’s assessment of internal control over financial reporting as of December 31, 2005, and provided an opinion as to the effectiveness of our internal control over financial reporting as of that date. E&Y is considered by management to be well qualified. The firm has advised us that neither it nor any of its members has any direct or material indirect financial interest in our company.

Aggregate fees billed to us for the fiscal year ended December 31, 2004 and 2005 by E&Y and its affiliates were as follows:

	Fiscal year ended
	2005	2004
Audit Fees(1)	$1,222,589	$1,380,659
Audit-Related Fees(2)	3,500	1,739,779

Total Audit and Audit-Related Fees	1,226,359	3,120,438
Tax Fees(3)	92,277	19,192
All Other Fees	—	—

Total Fees	$1,318,636	$3,139,630

(1)	Audit fees represent fees for professional services rendered in connection with the engagement to audit the annual consolidated financial statements, review of our quarterly consolidated financial statements, perform statutory audits required for certain subsidiaries and the audit of our internal controls.

(2)	Audit-related fees consisted primarily of accounting and reporting research and consultations. In 2004, audit-related fees included the audit and review of filings in connection with our acquisition of Cable & Wireless USA, Inc. and Cable & Wireless Internet Services, Inc.

(3)	Includes fees for tax consulting services, tax compliances services, and preparation of foreign tax filings.

The audit committee of the company has adopted a policy to require pre-approval of all audit, audit-related and non-audit services provided by the company’s principal accounting firm. The audit committee has established a de minimis exception rule allowing for services of up to an aggregate of $25,000 per instance to be provided without prior approval. All the services in 2005 under the Audit Fees and Tax Fees sections in the table above were pre-approved by the audit committee or were, in the aggregate, less than $25,000, and thus subject to the de minimis exception on obtaining pre-approval. The audit committee subsequently approved the Audit-Related Fees for such services.

One or more representatives of E&Y will be present at the annual meeting of stockholders, will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

Vote Required.    Ratification of the appointment of Ernst & Young LLP requires the affirmative vote of the holders of a majority of the votes represented by our outstanding shares of common stock and Series A convertible preferred stock, voting together as a single class, present at the annual meeting, in person or by proxy, and entitled to vote.

The board of directors recommends a vote “FOR” ratification of the appointment of Ernst & Young LLP for the fiscal year ending December 31, 2006.

Proxy Solicitation

We will pay all expenses of soliciting proxies for the 2006 annual meeting. In addition to solicitations by mail, we have made arrangements for brokers and nominees to send proxy materials to their principals and, upon their request, we will reimburse them for their reasonable expenses in doing so. Certain of our representatives, who will receive no compensation for their services, may also solicit proxies by telephone, telecopy, personal interview or other means.

Stockholder Proposals

If you want us to consider including a stockholder proposal in next year’s proxy statement, you must deliver it in writing to the Corporate Secretary, SAVVIS, Inc., 1 SAVVIS Parkway, Town & Country, Missouri 63017 by December 2, 2006. SEC rules set forth standards as to which stockholder proposals are required to be included in a proxy statement. Any stockholder who intends to propose any other matter to be acted on at the 2007 annual meeting of stockholders must inform the Corporate Secretary by February 15, 2007. If notice is not provided by that date, the persons named in our proxy for the 2007 annual meeting will be allowed to exercise their discretionary authority to vote upon any such proposal without the matter having been discussed in the proxy statement for the 2007 annual meeting.

Other Information

We do not know of any matters that may properly come before the meeting other than those referred to in the accompanying Notice of Annual Meeting of Stockholders or other matters incident to the conduct of the meeting. As to any other matter or proposal that may properly come before the meeting, including voting for the election of any person as a director in place of a nominee named herein who becomes unable or declines to serve and voting on a proposal omitted from this proxy statement pursuant to the rules of the Securities and Exchange Commission, proxies will be voted in accordance with the discretion of the proxy holders.

By Order of the Board of Directors,

Meredith M. Todd
Assistant Secretary

March 22, 2006

Annex A

CERTIFICATE OF AMENDMENT

TO

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

SAVVIS, INC.,

a Delaware corporation

SAVVIS, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

FIRST: The name of the Corporation is SAVVIS, Inc.

SECOND: Pursuant to Section 242 of the Delaware General Corporation Law, the Board of Directors of the Corporation has duly adopted, and a majority of the outstanding stock entitled to vote thereon and a majority of the outstanding stock of each class entitled to vote as a class has duly approved, the amendment to the Amended and Restated Certificate of Incorporation of the Corporation, as amended, set forth in this Certificate of Amendment.

THIRD: That Article 4 of the Amended and Restated Certificate of Incorporation of the Corporation, as amended, is amended to insert the following paragraph immediately following the last sentence of paragraph 4.1:

“Upon the filing and effectiveness (the “Effective Time”) of this Certificate of Amendment with the Delaware Secretary of State, every fifteen outstanding shares of Common Stock shall without further action by this Corporation or the holder thereof be combined into and automatically become one share of Common Stock. The number of authorized shares of Common Stock of the Corporation and the par value of the Common Stock shall remain as set forth in this Amended and Restated Certificate of Incorporation, as amended. No fractional share shall be issued in connection with the foregoing combination; all shares of Common Stock that are held by a stockholder will be aggregated for purposes of such combination and each stockholder shall be entitled to receive the number of whole shares resulting from the combination of the shares so aggregated. In lieu of any interest in a fractional share of Common Stock to which a stockholder would otherwise be entitled as a result of the foregoing combination of shares: (1) the Corporation shall, upon the surrender of such stockholder’s stock certificate(s), pay a cash amount to such stockholder equal to the fraction to which the stockholder would otherwise be entitled multiplied by the average of the closing sales prices of the Common Stock (as adjusted to reflect the combination of shares effected hereby) for the 20 trading days immediately prior to the Effective Time, as reported by the Nasdaq Capital Market; provided that if such price or prices are not available, or if the stock is no longer traded on the Nasdaq Capital Market, the fractional share payment shall be based on such other price as determined by the Board of Directors of the Corporation; or (2) the Corporation shall arrange for the disposition of fractional interests by those otherwise entitled thereto in the manner described below. The Board of Directors shall determine in its sole and absolute discretion which of the foregoing means shall be utilized for paying to stockholders the value of the fractional shares to which they otherwise would be entitled. If the Corporation arranges for the disposition of fractional interests by those entitled thereto, the aggregate of all fractional shares otherwise issuable to the holder of record of Common Stock shall be issued to Mellon Investor Services LLC, the transfer agent, as agent for the accounts of all holders of record of Common Stock otherwise entitled to have a fraction of a share issued to them. The sale of all of the fractional interests will be effected by the transfer agent as soon as practicable after the Effective Time on the basis of prevailing market prices of the Common Stock on the Nasdaq Capital Market at the time of sale. After such sale and upon the surrender of the stockholders’ stock certificates, the transfer agent will pay to the holders of record entitled thereto their pro rata share of the net proceeds derived from the sale of the fractional interests.”

FOURTH: That this Certificate of Amendment shall be effective as of         , on             .

IN WITNESS WHEREOF, SAVVIS, INC. has caused this Certificate to be signed by                     , its                                 , who hereby acknowledges under penalties of perjury that the facts herein stated are true and that this Certificate is his act and deed, this          day of             .

SAVVIS, INC.

By:

Annex B

CERTIFICATE OF AMENDMENT

TO

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

SAVVIS, INC.,

a Delaware corporation

SAVVIS, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

FIRST: The name of the Corporation is SAVVIS, Inc.

SECOND: Pursuant to Section 242 of the Delaware General Corporation Law, the Board of Directors of the Corporation has duly adopted, and a majority of the outstanding stock entitled to vote thereon and a majority of the outstanding stock of each class entitled to vote as a class has duly approved, the amendment to the Amended and Restated Certificate of Incorporation of the Corporation, as amended, set forth in this Certificate of Amendment.

THIRD: That Article 4 of the Amended and Restated Certificate of Incorporation of the Corporation, as amended, is amended to insert the following paragraph immediately following the last sentence of paragraph 4.1:

“Upon the filing and effectiveness (the “Effective Time”) of this Certificate of Amendment with the Delaware Secretary of State, every twenty outstanding shares of Common Stock shall without further action by this Corporation or the holder thereof be combined into and automatically become one share of Common Stock. The number of authorized shares of Common Stock of the Corporation and the par value of the Common Stock shall remain as set forth in this Amended and Restated Certificate of Incorporation, as amended. No fractional share shall be issued in connection with the foregoing combination; all shares of Common Stock that are held by a stockholder will be aggregated for purposes of such combination and each stockholder shall be entitled to receive the number of whole shares resulting from the combination of the shares so aggregated. In lieu of any interest in a fractional share of Common Stock to which a stockholder would otherwise be entitled as a result of the foregoing combination of shares: (1) the Corporation shall, upon the surrender of such stockholder’s stock certificate(s), pay a cash amount to such stockholder equal to the fraction to which the stockholder would otherwise be entitled multiplied by the average of the closing sales prices of the Common Stock (as adjusted to reflect the combination of shares effected hereby) for the 20 trading days immediately prior to the Effective Time, as reported by the Nasdaq Capital Market; provided that if such price or prices are not available, or if the stock is no longer traded on the Nasdaq Capital Market, the fractional share payment shall be based on such other price as determined by the Board of Directors of the Corporation; or (2) the Corporation shall arrange for the disposition of fractional interests by those otherwise entitled thereto in the manner described below. The Board of Directors shall determine in its sole and absolute discretion which of the foregoing means shall be utilized for paying to stockholders the value of the fractional shares to which they otherwise would be entitled. If the Corporation arranges for the disposition of fractional interests by those entitled thereto, the aggregate of all fractional shares otherwise issuable to the holder of record of Common Stock shall be issued to Mellon Investor Services LLC, the transfer agent, as agent for the accounts of all holders of record of Common Stock otherwise entitled to have a fraction of a share issued to them. The sale of all of the fractional interests will be effected by the transfer agent as soon as practicable after the Effective Time on the basis of prevailing market prices of the Common Stock on the Nasdaq Capital Market at the time of sale. After such sale and upon the surrender of the stockholders’ stock certificates, the transfer agent will pay to the holders of record entitled thereto their pro rata share of the net proceeds derived from the sale of the fractional interests.”

FOURTH: That this Certificate of Amendment shall be effective as of         , on             .

IN WITNESS WHEREOF, SAVVIS, INC. has caused this Certificate to be signed by                     , its                                 , who hereby acknowledges under penalties of perjury that the facts herein stated are true and that this Certificate is his act and deed, this          day of             .

SAVVIS, INC.

By:

Annex C

AMENDED AND RESTATED

SAVVIS, INC.

2003 INCENTIVE COMPENSATION PLAN

(As Amended and Restated Effective as of March 20, 2006)

SAVVIS, Inc., a Delaware corporation (the “Company”), sets forth herein the terms of its Amended and Restated 2003 Incentive Compensation Plan (the “Plan”), formerly known as the 2003 Incentive Compensation Plan, as follows:

1.	PURPOSE

The Plan is intended to enhance the Company’s and its Affiliates’ (as defined herein) ability to attract and retain highly qualified officers, directors, key employees, and other persons, and to motivate such officers, directors, key employees, and other persons to serve the Company and its Affiliates and to expend maximum effort to improve the business results and earnings of the Company, by providing to such officers, directors, key employees and other persons an opportunity to acquire or increase a direct proprietary interest in the operations and future success of the Company. To this end, the Plan provides for the grant of stock options, stock appreciation rights, restricted stock, unrestricted stock, stock units, dividend equivalent rights and cash awards. Any of these awards may, but need not, be made as performance incentives to reward attainment of annual or long-term performance goals in accordance with the terms hereof. Stock options granted under the Plan may be non-qualified stock options or incentive stock options, as provided herein.

The Plan is an amendment and restatement as of March 20, 2006 of the SAVVIS, Inc. 2003 Incentive Compensation Plan. As of the date that the Company’s stockholders adopt this amended and restated Plan, any of the shares of Stock authorized for issuance under the SAVVIS, Inc. 1999 Stock Option Plan, as amended, in excess of the number of shares reserved for awards that have been made under that plan shall be transferred into this Plan and shall become available for grant under this Plan. From and after the date that the Company’s stockholders adopt this amended and restated Plan, no further awards shall be made under the SAVVIS, Inc. 1999 Stock Option Plan.

2.	DEFINITIONS

For purposes of interpreting the Plan and related documents (including Award Agreements), the following definitions shall apply:

2.1 “Affiliate” means, with respect to the Company, any company or other trade or business that controls, is controlled by or is under common control with the Company within the meaning of Rule 405 of Regulation C under the Securities Act, including, without limitation, any Subsidiary.

2.2 “Annual Incentive Award” means an Award made subject to attainment of performance goals (as described in Section 15) over a performance period of up to one year (the fiscal year, unless otherwise specified by the Committee).

2.3 “Award” means a grant of an Option, Stock Appreciation Right, Restricted Stock, Unrestricted Stock, Stock Unit, Dividend Equivalent Rights or cash award under the Plan.

2.4 “Award Agreement” means the written agreement between the Company and a Grantee that evidences and sets out the terms and conditions of an Award.

2.5 “Benefit Arrangement” shall have the meaning set forth in Section 16 hereof.

2.6 “Board” means the Board of Directors of the Company.

2.7 “Cause” means, as determined by the Board and unless otherwise provided in an applicable agreement with the Company or an Affiliate, (i) gross negligence or willful misconduct in connection with the performance of duties; (ii) conviction of a criminal offense (other than minor traffic offenses); or (iii) material breach of any term of any employment, consulting or other services, confidentiality, intellectual property or non-competition agreements, if any, between the Service Provider and the Company or an Affiliate.

2.8 “Code” means the Internal Revenue Code of 1986, as now in effect or as hereafter amended.

2.9 “Committee” means a committee of, and designated from time to time by resolution of, the Board, which shall be constituted as provided in Section 3.2.

2.10 “Company” means SAVVIS, Inc.

2.11 “Corporate Transaction” means (i) the dissolution or liquidation of the Company or a merger, consolidation, or reorganization of the Company with one or more other entities in which the Company is not the surviving entity, (ii) a sale of substantially all of the assets of the Company to another person or entity, or (iii) any transaction (including without limitation a merger, consolidation or reorganization in which the Company is the surviving entity) which results in any person or entity (other than persons who are stockholders at the time the Plan is approved by the stockholders and other than persons who are Affiliates immediately prior to the transaction) owning 80% or more of the combined voting power of all classes of stock of the Company.

2.12 “Covered Employee” means a Grantee who is a Covered Employee within the meaning of Section 162(m)(3) of the Code.

2.13 “Director” means a member of the Board.

2.14 “Disability” means the Grantee is unable to perform each of the essential duties of such Grantee’s position by reason of a medically determinable physical or mental impairment which is potentially permanent in character or which can be expected to last for a continuous period of not less than 12 months; provided, however, that, with respect to rules regarding expiration of an Incentive Stock Option following termination of the Grantee’s Service, Disability shall mean the Grantee is unable to engage in any substantial gainful activity by reason of a medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.

2.15 “Dividend Equivalent Right” means a right, granted to a Grantee under Section 14 hereof, to receive cash, Stock, other Awards or other property equal in value to dividends paid with respect to a specified number of shares of Stock, or other periodic payments.

2.16 “Effective Date” means April 9, 2003, the date the Plan was first approved by the Company’s Board. The Plan was last amended and restated by the Board on March 20, 2006.

2.17 “Exchange Act” means the Securities Exchange Act of 1934, as now in effect or as hereafter amended.

2.18 “Executive Officer” means an executive officer within the meaning of the Sarbanes-Oxley Act of 2002. For this purpose, and without limiting the foregoing, Executive Officer will include an “executive officer” of the Company within the meaning of Rule 3b-7 under the Exchange Act.

2.19 “Fair Market Value” means the value of a share of Stock, determined as follows: if on the Grant Date or other determination date the Stock is listed on an established national or regional stock exchange, is admitted to quotation on The Nasdaq Stock Market, Inc. or is publicly traded on an established securities market, the Fair

Market Value of a share of Stock shall be the closing price of the Stock on such exchange or in such market (if there is more than one such exchange or market the Board shall determine the appropriate exchange or market) on the trading date immediately preceding Grant Date or such other determination date (or if there is no such reported closing price, the Fair Market Value shall be the mean between the highest bid and lowest asked prices or between the high and low sale prices on such trading day) or, if no sale of Stock is reported for such trading day, on the next preceding day on which any sale shall have been reported. If the Stock is not listed on such an exchange, quoted on such system or traded on such a market, Fair Market Value shall be the value of the Stock as determined by the Board in good faith.

2.20 “Family Member” means a person who is a spouse, former spouse, child, stepchild, grandchild, parent, stepparent, grandparent, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother, sister, brother-in-law, or sister-in-law, including adoptive relationships, of the Grantee, any person sharing the Grantee’s household (other than a tenant or employee), a trust in which any one or more of these persons have more than fifty percent of the beneficial interest, a foundation in which any one or more of these persons (or the Grantee) control the management of assets, and any other entity in which one or more of these persons (or the Grantee) own more than fifty percent of the voting interests.

2.21 “Grant Date” means, as determined by the Board or authorized Committee, the latest to occur of (i) the date as of which the Board approves an Award, (ii) the date on which the recipient of an Award first becomes eligible to receive an Award under Section 6 hereof, or (iii) such other date as may be specified by the Board.

2.22 “Grantee” means a person who receives or holds an Award under the Plan.

2.23 “Incentive Stock Option” means an “incentive stock option” within the meaning of Section 422 of the Code, or the corresponding provision of any subsequently enacted tax statute, as amended from time to time.

2.24 “Non-qualified Stock Option” means an Option that is not an Incentive Stock Option.

2.25 “Option” means an option to purchase one or more shares of Stock pursuant to the Plan.

2.26 “Option Price” means the exercise price for each share of Stock subject to an Option.

2.27 “Other Agreement” shall have the meaning set forth in Section 16 hereof.

2.28 “Outside Director” means a member of the Board who is not an officer or employee of the Company.

2.29 “Performance Award” means an Award made subject to the attainment of performance goals (as described in Section 15) over a performance period of up to ten (10) years.

2.30 “Plan” means this SAVVIS, Inc. Amended and Restated 2003 Incentive Compensation Plan, formerly known as the SAVVIS, Inc. 2003 Incentive Compensation Plan.

2.31 “Purchase Price” means the purchase price, if any, for each share of Stock pursuant to a grant of Restricted Stock.

2.32 “Reporting Person” means a person who is required to file reports under Section 16(a) of the Exchange Act.

2.33 “Restricted Stock” means shares of Stock, awarded to a Grantee pursuant to Section 11 hereof.

2.34 “SAR Exercise Price” means the per share exercise price of an SAR granted to a Grantee under Section 10 hereof.

2.35 “Securities Act” means the Securities Act of 1933, as now in effect or as hereafter amended.

2.36 “Service” means service as an employee, officer, director or other Service Provider of the Company or an Affiliate. Unless otherwise stated in the applicable Award Agreement, a Grantee’s change in position or duties shall not result in interrupted or terminated Service, so long as such Grantee continues to be an employee, officer, director or other Service Provider of the Company or an Affiliate. Subject to the preceding sentence, whether a termination of Service shall have occurred for purposes of the Plan shall be determined by the Board, which determination shall be final, binding and conclusive.

2.37 “Service Provider” means an employee, officer or director of the Company or an Affiliate, or a consultant or adviser currently providing services to the Company or an Affiliate.

2.38 “Stock” means the common stock, par value $.01 per share, of the Company.

2.39 “Stock Appreciation Right” or “SAR” means a right granted to a Grantee under Section 10 hereof.

2.40 “Stock Unit” means a bookkeeping entry representing the equivalent of shares of Stock, awarded to a Grantee pursuant to Section 11 hereof.

2.41 “Subsidiary” means any “subsidiary corporation” of the Company within the meaning of Section 424(f) of the Code.

2.42 “Ten Percent Stockholder” means an individual who owns more than ten percent (10%) of the total combined voting power of all classes of outstanding stock of the Company, its parent or any of its Subsidiaries. In determining stock ownership, the attribution rules of Section 424(d) of the Code shall be applied.

2.43 “Unrestricted Stock” means an Award pursuant to Section 12 hereof.

3.	ADMINISTRATION OF THE PLAN

3.1.	Board

The Board shall have such powers and authorities related to the administration of the Plan as are consistent with the Company’s certificate of incorporation and by-laws and applicable law. The Board shall have full power and authority to take all actions and to make all determinations required or provided for under the Plan, any Award or any Award Agreement, and shall have full power and authority to take all such other actions and make all such other determinations not inconsistent with the specific terms and provisions of the Plan that the Board deems to be necessary or appropriate to the administration of the Plan, any Award or any Award Agreement. All such actions and determinations shall be by the affirmative vote of a majority of the members of the Board present at a meeting or by unanimous consent of the Board executed in writing in accordance with the Company’s certificate of incorporation and by-laws and applicable law. The interpretation and construction by the Board of any provision of the Plan, any Award or any Award Agreement shall be final and conclusive.

3.2.	Committee.

The Board from time to time may delegate to the Committee such powers and authorities related to the administration and implementation of the Plan, as set forth in Section 3.1 above and other applicable provisions, as the Board shall determine, consistent with the certificate of incorporation and by-laws of the Company and applicable law.

(i) Except as provided in Subsection (ii) and except as the Board may otherwise determine, the Committee, if any, appointed by the Board to administer the Plan shall be the Compensation Committee of the Board.

(ii) The Board may also appoint one or more separate committees of the Board, each composed of one or more directors of the Company who need not be Outside Directors, who may administer the Plan with respect to employees or other Service Providers who are not officers or directors of the Company, may grant Awards under the Plan to such employees or other Service Providers, and may determine all terms of such Awards.

In the event that the Plan, any Award or any Award Agreement entered into hereunder provides for any action to be taken by or determination to be made by the Board, such action may be taken or such determination may be made by the Committee if the power and authority to do so has been delegated to the Committee by the Board as provided for in this Section. Unless otherwise expressly determined by the Board, any such action or determination by the Committee shall be final, binding and conclusive. To the extent permitted by law, the Committee may delegate its authority under the Plan to a member of the Board.

3.3.	Terms of Awards.

Subject to the other terms and conditions of the Plan, the Board shall have full and final authority to:

(i) designate Grantees,

(ii) determine the type or types of Awards to be made to a Grantee,

(iii) determine the number of shares of Stock to be subject to an Award,

(iv) establish the terms and conditions of each Award (including, but not limited to, the exercise price of any Option, the nature and duration of any restriction or condition (or provision for lapse thereof) relating to the vesting, exercise, transfer, or forfeiture of an Award or the shares of Stock subject thereto, and any terms or conditions that may be necessary to qualify Options as Incentive Stock Options),

(v) prescribe the form of each Award Agreement evidencing an Award, and

(vi) amend, modify, or supplement the terms of any outstanding Award. Such authority specifically includes the authority, in order to effectuate the purposes of the Plan but without amending the Plan, to modify Awards to eligible individuals who are foreign nationals or are individuals who are employed outside the United States to recognize differences in local law, tax policy, or custom.

As a condition to any subsequent Award, the Board shall have the right, at its discretion, to require Grantees to return to the Company Awards previously made under the Plan. Subject to the terms and conditions of the Plan, any such new Award shall be upon such terms and conditions as are specified by the Board at the time the new Award is made. The Board shall have the right, in its discretion, to make Awards in substitution or exchange for any other award under another plan of the Company, any Affiliate, or any business entity to be acquired by the Company or an Affiliate. The Company may retain the right in an Award Agreement to cause a forfeiture of the gain realized by a Grantee on account of actions taken by the Grantee in violation or breach of or in conflict with any non-competition agreement, any agreement prohibiting solicitation of employees or clients of the Company or any Affiliate thereof or any confidentiality obligation with respect to the Company or any Affiliate thereof or otherwise in competition with the Company or any Affiliate thereof, to the extent specified in such Award Agreement applicable to the Grantee. Furthermore, except to the extent otherwise provided in an agreement or contract with a Grantee, the Company may annul an Award if the Grantee is an employee of the Company or an Affiliate thereof and is terminated for Cause as defined in the applicable Award Agreement or the Plan, as applicable. The grant of any Award may be contingent upon the Grantee executing the appropriate Award Agreement.

3.4.	Deferral Arrangement.

The Board may permit the deferral of any award payment into a deferred compensation arrangement, subject to such rules and procedures as it may establish, which may include provisions for the payment or crediting of interest or dividend equivalents, including converting such credits into deferred Stock equivalents and restricting deferrals to comply with hardship distribution rules affecting 401(k) plans.

3.5.	No Liability.

No member of the Board or of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Award or Award Agreement.

4.	STOCK SUBJECT TO THE PLAN

Subject to adjustment as provided in Section 18 hereof, the number of shares of Stock available for issuance under the Plan shall be the sum of (i) 90,000,000 and (ii) the number of shares remaining as of the date that this amended and restated Plan is approved by the Company’s stockholders, plus the number of shares that subsequently become available under the terms of the SAVVIS, Inc. 1999 Stock Option Plan (including in the event of the expiration, termination, or forfeiture of options granted under the plan), of the 46,000,000 shares previously authorized for issuance under the SAVVIS, Inc. 1999 Stock Option Plan, as amended, as described in Section 1 and the last paragraph of this Section 4. Stock issued or to be issued under the Plan shall be authorized but unissued shares or treasury shares. If any shares covered by an Award are not purchased or are forfeited, or if an Award otherwise terminates without delivery of any Stock subject thereto, then the number of shares of Stock counted against the aggregate number of shares available under the Plan with respect to such Award shall, to the extent of any such forfeiture or termination, again be available for making Awards under the Plan. If the Option Price of any Option granted under the Plan, or if pursuant to Section 19.3 the withholding obligation of any Grantee with respect to an Option, is satisfied by tendering shares of Stock to the Company (by either actual delivery or by attestation) or by withholding shares of Stock, only the number of shares of Stock issued net of the shares of Stock tendered or withheld shall be deemed delivered for purposes of determining the maximum number of shares of Stock available for delivery under the Plan.

The total number of shares previously authorized under the SAVVIS, Inc. 1999 Stock Option Plan are 46,000,000 shares authorized by resolutions of the stockholders adopted by written consent on March 6, 2002. From and after the date that the Company’s stockholders adopt this amended and restated Plan, no further awards shall be made under the SAVVIS, Inc. 1999 Stock Option Plan.

5.	EFFECTIVE DATE, DURATION AND AMENDMENTS

5.1.	Effective Date.

The Plan was originally effective as of the Effective Date and was last amended by the Board on April 20, 2004. The Plan as herein amended and restated shall be effective as of March 20, 2006 (the “Amendment and Restatement Date”), subject to approval of the Plan as herein amended and restated by the affirmative vote of the holders of a majority of the votes represented by the shares of outstanding capital stock voting thereon within one (1) year after the adoption of the Plan by the Board. Upon approval of the Plan as herein amended and restated by the stockholders, all Awards made under the Plan on or after the Amendment and Restatement Date shall be fully effective as if the stockholders of the Company had approved the Plan on the Amendment and Restatement Date. If the stockholders of the Company fail to approve the Plan as herein amended and restated within the one-year period set forth in this Section 5.1, any Awards made hereunder in excess of the number of shares available for Awards under the Plan prior to its amendment and restatement shall be null and void and of no effect, and the applicable terms of the Plan shall be the terms in effect immediately prior to the Amendment and Restatement Date.

5.2.	Term.

The Plan shall terminate automatically ten (10) years after the Amendment and Restatement Date and may be terminated on any earlier date as provided in Section 5.3.

5.3.	Amendment and Termination of the Plan

The Board may, at any time and from time to time, amend, suspend, or terminate the Plan as to any shares of Stock as to which Awards have not been made. An amendment shall be contingent on approval of the Company’s stockholders only to the extent stated by the Board or required by applicable law. No Awards shall be made after termination of the Plan. No amendment, suspension, or termination of the Plan shall, without the consent of the Grantee, impair rights or obligations under any Award theretofore awarded under the Plan.

6.	AWARD ELIGIBILITY AND LIMITATIONS

6.1.	Company or Subsidiary Employees; Service Providers; Other Persons

Subject to this Section 6, Awards may be made under the Plan to: (i) any Service Provider to the Company or of any Affiliate, including any such Service Provider who is an officer or director of the Company, or of any Affiliate, as the Board shall determine and designate from time to time, (ii) any Outside Director, and (iii) any other individual whose participation in the Plan is determined to be in the best interests of the Company by the Board.

6.2.	Successive Awards.

An eligible person may receive more than one Award, subject to such restrictions as are provided herein.

6.3.	Limitation on Shares of Stock Subject to Awards and Cash Awards.

During any time when the Company has a class of equity security registered under Section 12 of the Exchange Act:

(i) the maximum number of shares of Stock subject to Options that can be awarded under the Plan to any person eligible for an Award under Section 6 hereof is 10,000,000 per year; and

(ii) the maximum amount that may be earned as an Annual Incentive Award or other cash Award in any fiscal year by any one Grantee shall be $2,000,000 and the maximum amount that may be earned as a Performance Award or other cash Award in respect of a performance period by any one Grantee shall be $5,000,000.

6.4.	Limitations on Incentive Stock Options.

An Option shall constitute an Incentive Stock Option only (i) if the Grantee of such Option is an employee of the Company or any Subsidiary of the Company; (ii) to the extent specifically provided in the related Award Agreement; and (iii) to the extent that the aggregate Fair Market Value (determined at the time the Option is granted) of the shares of Stock with respect to which all Incentive Stock Options held by such Grantee become exercisable for the first time during any calendar year (under the Plan and all other plans of the Grantee’s employer and its Affiliates) does not exceed $100,000. This limitation shall be applied by taking Options into account in the order in which they were granted.

6.5.	Stand-Alone, Additional, Tandem, and Substitute Awards

Awards granted under the Plan may, in the discretion of the Board, be granted either alone or in addition to, in tandem with, or in substitution or exchange for, any other Award or any award granted under another plan of the Company, any Affiliate, or any business entity to be acquired by the Company or an Affiliate, or any other right of a Grantee to receive payment from the Company or any Affiliate. Such additional, tandem, and substitute or exchange Awards may be granted at any time. If an Award is granted in substitution or exchange for another Award, the Board shall require the surrender of such other Award in consideration for the grant of the new Award. In addition, Awards may be granted in lieu of cash compensation, including in lieu of cash amounts payable under other plans of the Company or any Affiliate, in which the value of Stock subject to the Award is equivalent in value to the cash compensation (for example, Stock Units or Restricted Stock), or in which the Option Price, grant price or purchase price of the Award in the nature of a right that may be exercised is equal to the Fair Market Value of the underlying Stock minus the value of the cash compensation surrendered (for example, Options granted with an Option Price “discounted” by the amount of the cash compensation surrendered).

7.	AWARD AGREEMENT

Each Award granted pursuant to the Plan shall be evidenced by an Award Agreement, in such form or forms as the Board shall from time to time determine. Award Agreements granted from time to time or at the same time need not contain similar provisions but shall be consistent with the terms of the Plan. Each Award Agreement evidencing an Award of Options shall specify whether such Options are intended to be Non-qualified Stock Options or Incentive Stock Options, and in the absence of such specification such options shall be deemed Non-qualified Stock Options.

8.	TERMS AND CONDITIONS OF OPTIONS

8.1.	Option Price

The Option Price of each Option shall be fixed by the Board and stated in the Award Agreement evidencing such Option. In the case of an Incentive Stock Option, the Option Price of each Option shall be at least the Fair Market Value on the Grant Date of a share of Stock; provided, however, that in the event that a Grantee is a Ten Percent Stockholder, the Option Price of an Option granted to such Grantee that is intended to be an Incentive Stock Option shall be not less than 110 percent of the Fair Market Value of a share of Stock on the Grant Date. In no case shall the Option Price of any Option be less than the par value of a share of Stock.

8.2.	Vesting.

Subject to Sections 8.3 and 18.3 hereof, each Option granted under the Plan shall become exercisable at such times and under such conditions as shall be determined by the Board and stated in the Award Agreement. For purposes of this Section 8.2, fractional numbers of shares of Stock subject to an Option shall be rounded down to the next nearest whole number. The Board may provide, for example, in the Award Agreement for (i) accelerated exercisability of the Option in the event the Grantee’s Service terminates on account of death, Disability or another event, (ii) expiration of the Option prior to its term in the event of the termination of the Grantee’s Service, (iii) immediate forfeiture of the Option in the event the Grantee’s Service is terminated for Cause or (iv) unvested Options to be exercised subject to the Company’s right of repurchase with respect to unvested shares of Stock. No Option shall be exercisable in whole or in part prior to the date the Plan is approved by the Stockholders of the Company as provided in Section 5.1 hereof.

8.3.	Term.

Each Option granted under the Plan shall terminate, and all rights to purchase shares of Stock thereunder shall cease, upon the expiration of ten years from the date such Option is granted, or under such circumstances and on such date prior thereto as is set forth in the Plan or as may be fixed by the Board and stated in the Award Agreement relating to such Option (the “Termination Date”); provided, however, that in the event that the Grantee is a Ten Percent Stockholder, an Option granted to such Grantee that is intended to be an Incentive Stock Option shall not be exercisable after the expiration of five years from its Grant Date.

8.4.	Termination of Service.

Each Award Agreement shall set forth the extent to which the Grantee shall have the right to exercise the Option following termination of the Grantee’s Service. Such provisions shall be determined in the sole discretion of the Board, need not be uniform among all Options issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination of Service.

8.5.	Limitations on Exercise of Option.

Notwithstanding any other provision of the Plan, in no event may any Option be exercised, in whole or in part, prior to the date the Plan is approved by the stockholders of the Company as provided herein, or after ten years following the Grant Date, or after the occurrence of an event referred to in Section 18 hereof which results in termination of the Option.

8.6.	Method of Exercise.

An Option that is exercisable may be exercised by the Grantee’s delivery to the Company of written notice of exercise on any business day, at the Company’s principal office, on the form specified by the Company. Such notice shall specify the number of shares of Stock with respect to which the Option is being exercised and shall be accompanied by payment in full of the Option Price of the shares for which the Option is being exercised. The minimum number of shares of Stock with respect to which an Option may be exercised, in whole or in part, at any time shall be the lesser of (i) 100 shares or such lesser number set forth in the applicable Award Agreement and (ii) the maximum number of shares available for purchase under the Option at the time of exercise.

8.7.	Rights of Holders of Options

Unless otherwise stated in the applicable Award Agreement, an individual holding or exercising an Option shall have none of the rights of a stockholder (for example, the right to receive cash or dividend payments or distributions attributable to the subject shares of Stock or to direct the voting of the subject shares of Stock) until the shares of Stock covered thereby are fully paid and issued to him. Except as provided in Section 18 hereof, no adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date of such issuance.

8.8.	Delivery of Stock Certificates.

Promptly after the exercise of an Option by a Grantee and the payment in full of the Option Price, such Grantee shall be entitled to the issuance of a stock certificate or certificates evidencing his or her ownership of the shares of Stock subject to the Option. Notwithstanding any other provision of this Plan to the contrary, the Company may elect to satisfy any requirement under this Plan for the delivery of stock certificates through the use of the book entry method.

9.	TRANSFERABILITY OF OPTIONS

9.1.	Transferability of Options

Except as provided in Section 9.2, during the lifetime of a Grantee, only the Grantee (or, in the event of legal incapacity or incompetency, the Grantee’s guardian or legal representative) may exercise an Option. Except as provided in Section 9.2, no Option shall be assignable or transferable by the Grantee to whom it is granted, other than by will or the laws of descent and distribution.

9.2.	Family Transfers.

Unless otherwise provided in the applicable Award Agreement, a Grantee may transfer, not for value, all or part of an Option which is not an Incentive Stock Option to any Family Member. For the purpose of this Section 9.2, a “not for value” transfer is a transfer which is (i) a gift, (ii) a transfer under a domestic relations order in settlement of marital property rights; or (iii) a transfer to an entity in which more than fifty percent of the voting interests are owned by Family Members (or the Grantee) in exchange for an interest in that entity. Following a transfer under this Section 9.2, any such Option shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer. Subsequent transfers of transferred Options are prohibited except to Family Members of the original Grantee in accordance with this Section 9.2 or by will or the laws of descent and distribution. The events of termination of Service of Section 8.4 hereof shall continue to be applied with respect to the original Grantee, following which the Option shall be exercisable by the transferee only to the extent, and for the periods specified, in Section 8.4.

10.	STOCK APPRECIATION RIGHTS

The Board is authorized to grant Stock Appreciation Rights (“SARs”) to Grantees on the following terms and conditions:

10.1.	Right to Payment.

A SAR shall confer on the Grantee to whom it is granted a right to receive, upon exercise thereof, the excess of (A) the Fair Market Value of one share of Stock on the date of exercise over (B) the grant price of the SAR as determined by the Board. The Award Agreement for an SAR shall specify the grant price of the SAR, which may be fixed at the Fair Market Value of a share of Stock on the date of grant or may vary in accordance with a predetermined formula while the SAR is outstanding.

10.2.	Other Terms.

The Board shall determine at the date of grant or thereafter, the time or times at which and the circumstances under which a SAR may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the time or times at which SARs shall cease to be or become exercisable following termination of Service or upon other conditions, the method of exercise, method of settlement, form of consideration payable in settlement, method by or forms in which Stock will be delivered or deemed to be delivered to Grantees, whether or not a SAR shall be in tandem or in combination with any other Award, and any other terms and conditions of any SAR.

11.	RESTRICTED STOCK AND STOCK UNITS

11.1.	Grant of Restricted Stock or Stock Units.

The Board may from time to time grant Restricted Stock or Stock Units to persons eligible to receive Awards under Section 6 hereof, subject to such restrictions, conditions and other terms, if any, as the Board may determine. Awards of Restricted Stock may be made for no consideration (other than par value of the shares which is deemed paid by Services already rendered).

11.2.	Restrictions.

At the time a grant of Restricted Stock or Stock Units is made, the Board may, in its sole discretion, establish a period of time (a “restricted period”) applicable to such Restricted Stock or Stock Units. Each Award of Restricted Stock or Stock Units may be subject to a different restricted period. The Board may, in its sole discretion, at the time a grant of Restricted Stock or Stock Units is made, prescribe restrictions in addition to or other than the expiration of the restricted period, including the satisfaction of corporate or individual performance objectives, which may be applicable to all or any portion of the Restricted Stock or Stock Units in accordance with Section 15.1 and 15.2. Neither Restricted Stock nor Stock Units may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of during the restricted period or prior to the satisfaction of any other restrictions prescribed by the Board with respect to such Restricted Stock or Stock Units.

11.3.	Restricted Stock Certificates.

The Company shall issue, in the name of each Grantee to whom Restricted Stock has been granted, stock certificates representing the total number of shares of Restricted Stock granted to the Grantee, as soon as reasonably practicable after the Grant Date or issue such Restricted Stock by the book entry method. The Board may provide in an Award Agreement that either (i) the Secretary of the Company shall hold such certificates for the Grantee’s benefit until such time as the Restricted Stock is forfeited to the Company or the restrictions lapse, or (ii) such certificates shall be delivered to the Grantee, provided, however, that such certificates shall bear a legend or legends that comply with the applicable securities laws and regulations and makes appropriate reference to the restrictions imposed under the Plan and the Award Agreement.

11.4.	Rights of Holders of Restricted Stock.

Unless the Board otherwise provides in an Award Agreement, holders of Restricted Stock shall have the right to vote such Stock and the right to receive any dividends declared or paid with respect to such Stock. The Board may provide that any dividends paid on Restricted Stock must be reinvested in shares of Stock, which may or may not be subject to the same vesting conditions and restrictions applicable to such Restricted Stock. All non-cash distributions, if any, received by a Grantee with respect to Restricted Stock as a result of any stock split, stock dividend, combination of shares, or other similar transaction shall be subject to the restrictions applicable to the original Grant.

11.5.	Rights of Holders of Stock Units.

11.5.1.	Voting and Dividend Rights.

Unless the Board otherwise provides in an Award Agreement, holders of Stock Units shall have no rights as stockholders of the Company. The Board may provide in an Award Agreement evidencing a grant of Stock Units that the holder of such Stock Units shall be entitled to receive, upon the Company’s payment of a cash dividend on its outstanding Stock, a cash payment for each Stock Unit held equal to the per-share dividend paid on the Stock. Such Award Agreement may also provide that such cash payment will be deemed reinvested in additional Stock Units at a price per unit equal to the Fair Market Value of a share of Stock on the date that such dividend is paid.

11.5.2.	Creditor’s Rights.

A holder of Stock Units shall have no rights other than those of a general creditor of the Company. Stock Units represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the applicable Award Agreement.

11.6.	Termination of Service.

Unless the Board otherwise provides in an Award Agreement or in writing after the Award Agreement is issued, upon the termination of a Grantee’s Service, any Restricted Stock or Stock Units held by such Grantee that have not vested, or with respect to which all applicable restrictions and conditions have not lapsed, shall immediately be deemed forfeited. Upon forfeiture of Restricted Stock or Stock Units, the Grantee shall have no further rights with respect to such Award, including but not limited to any right to vote Restricted Stock or any right to receive dividends with respect to shares of Restricted Stock or Stock Units.

11.7.	Purchase of Restricted Stock.

The Grantee shall be required, to the extent required by applicable law, to purchase the Restricted Stock from the Company at a Purchase Price equal to the greater of (i) the aggregate par value of the shares of Stock represented by such Restricted Stock or (ii) the Purchase Price, if any, specified in the Award Agreement relating to such Restricted Stock. The Purchase Price shall be payable in a form described in Section 13 or, in the discretion of the Board, in consideration for past Services rendered to the Company or an Affiliate.

11.8.	Delivery of Stock.

Upon the expiration or termination of any restricted period and the satisfaction of any other conditions prescribed by the Board, the restrictions applicable to shares of Restricted Stock or Stock Units settled in Stock shall lapse, and, unless otherwise provided in the Award Agreement, a stock certificate for such shares shall be delivered, free of all such restrictions, to the Grantee or the Grantee’s beneficiary or estate, as the case may be. If the restricted period has not expired or terminated as to all of the shares of Restricted Stock covered by a certificate for the Restricted Stock that has previously been delivered to the Grantee, as provided in Section 11.3, a new certificate for the remaining shares of Restricted Stock shall be delivered to the Grantee which certificate shall bear a legend or legends that comply with the applicable securities laws and regulations and makes appropriate reference to the restriction imposed under the Plan and the Award Agreement.

12.	UNRESTRICTED STOCK AWARDS

The Board may, in its sole discretion, grant (or sell at par value or such other higher purchase price determined by the Board) an Unrestricted Stock Award to any Grantee pursuant to which such Grantee may receive shares of Stock free of any restrictions (“Unrestricted Stock”) under the Plan. Unrestricted Stock Awards may be granted or sold as described in the preceding sentence in respect of past services and other valid consideration, or in lieu of, or in addition to, any cash compensation due to such Grantee.

13.	FORM OF PAYMENT FOR OPTIONS AND RESTRICTED STOCK

13.1.	General Rule.

Payment of the Option Price for the shares purchased pursuant to the exercise of an Option or the Purchase Price for Restricted Stock shall be made in cash or in cash equivalents acceptable to the Company.

13.2.	Surrender of Stock.

To the extent the Award Agreement so provides, payment of the Option Price for shares purchased pursuant to the exercise of an Option or the Purchase Price for Restricted Stock may be made all or in part through the tender to the Company of shares of Stock (by either actual delivery or by attestation), which shares, if acquired from the Company, shall have been held for at least six months at the time of tender and which shall be valued, for purposes of determining the extent to which the Option Price or Purchase Price has been paid thereby, at their Fair Market Value on the date of exercise.

13.3.	Cashless Exercise.

With respect to an Option only (and not with respect to Restricted Stock), to the extent the Award Agreement so provides, payment of the Option Price for shares purchased pursuant to the exercise of an Option may be made all or in part by delivery (on a form acceptable to the Board) of an irrevocable direction to a licensed securities broker acceptable to the Company to sell shares of Stock and to deliver all or part of the sales proceeds to the Company in payment of the Option Price and any withholding taxes described in Section 19.3. Executive Officers and Directors will not be permitted to use the cashless method of exercise described in this paragraph without the express prior consent of the Company.

13.4.	Other Forms of Payment.

To the extent the Award Agreement so provides or as otherwise agreed by the Board, payment of the Option Price for shares purchased pursuant to exercise of an Option or the Purchase Price for Restricted Stock may be made in any other form that is consistent with applicable laws, regulations and rules.

14.	DIVIDEND EQUIVALENT RIGHTS

14.1.	Dividend Equivalent Rights.

A Dividend Equivalent Right is an Award entitling the recipient to receive credits based on cash distributions that would have been paid on the shares of Stock specified in the Dividend Equivalent Right (or other award to which it relates) if such shares had been issued to and held by the recipient. A Dividend Equivalent Right may be granted hereunder to any Grantee as a component of another Award or as a freestanding award. The terms and conditions of Dividend Equivalent Rights shall be specified in the grant. Dividend Equivalents credited to the holder of a Dividend Equivalent Right may be paid currently or may be deemed to be reinvested in additional shares of Stock, which may thereafter accrue additional equivalents. Any such reinvestment shall be at Fair Market Value on the date of reinvestment. Dividend Equivalent Rights may be settled in cash or Stock or a combination thereof, in a single installment or installments, all determined in the sole discretion of the Board. A Dividend Equivalent Right granted as a component of another Award may provide that such Dividend Equivalent Right shall be settled upon exercise, settlement, or payment of, or lapse of restrictions on, such other award, and that such Dividend Equivalent Right shall expire or be forfeited or annulled under the same conditions as such other award. A Dividend Equivalent Right granted as a component of another Award may also contain terms and conditions different from such other award.

14.2.	Termination of Service.

Except as may otherwise be provided by the Board either in the Award Agreement or in writing after the Award Agreement is issued, a Grantee’s rights in all Dividend Equivalent Rights or interest equivalents shall automatically terminate upon the Grantee’s termination of Service for any reason.

15.	PERFORMANCE AND ANNUAL INCENTIVE AWARDS

15.1.	Performance Conditions

The right of a Grantee to exercise or receive a grant or settlement of any Award, and the timing thereof, may be subject to such performance conditions as may be specified by the Board. The Board may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions, and may exercise its discretion to reduce the amounts payable under any Award subject to performance conditions, except as limited under Sections 15.2 hereof in the case of a Performance Award or Annual Incentive Award intended to qualify under Code Section 162(m). If and to the extent required under Code Section 162(m), any power or authority relating to a Performance Award or Annual Incentive Award intended to qualify under Code Section 162(m), shall be exercised by the Committee and not the Board.

15.2.	Performance or Annual Incentive Awards Granted to Designated Covered Employees

If and to the extent that the Committee determines that a Performance or Annual Incentive Award to be granted to a Grantee who is designated by the Committee as likely to be a Covered Employee should qualify as “performance-based compensation” for purposes of Code Section 162(m), the grant, exercise and/or settlement of such Performance or Annual Incentive Award shall be contingent upon achievement of pre-established performance goals and other terms set forth in this Section 15.2.

15.2.1.	Performance Goals Generally.

The performance goals for such Performance or Annual Incentive Awards shall consist of one or more business criteria and a targeted level or levels of performance with respect to each of such criteria, as specified by the Committee consistent with this Section 15.2. Performance goals shall be objective and shall otherwise meet the requirements of Code Section 162(m) and regulations thereunder including the requirement that the level or levels of performance targeted by the Committee result in the achievement of performance goals being “substantially uncertain.” The Committee may determine that such Performance or Annual Incentive Awards shall be granted, exercised and/or settled upon achievement of any one performance goal or that two or more of the performance goals must be achieved as a condition to grant, exercise and/or settlement of such Performance or Annual Incentive Awards. Performance goals may differ for Performance or Annual Incentive Awards granted to any one Grantee or to different Grantees.

15.2.2.	Business Criteria.

One or more of the following business criteria for the Company, on a consolidated basis, and/or specified subsidiaries or business units of the Company (except with respect to the total stockholder return and earnings per share criteria), shall be used exclusively by the Committee in establishing performance goals for such Performance or Annual Incentive Awards: (1) total stockholder return; (2) such total stockholder return as compared to total return (on a comparable basis) of a publicly available index such as, but not limited to, the Standard & Poor’s 500 Stock Index; (3) net income; (4) pretax earnings; (5) earnings before interest expense, taxes, depreciation and amortization; (6) pretax operating earnings after interest expense and before bonuses, service fees, and extraordinary or special items; (7) operating margin; (8) earnings per share; (9) return on equity; (10) return on capital; (11) return on investment; (12) operating earnings; (13) working capital; (14) ratio of debt to stockholders’ equity and (15) revenue.

15.2.3.	Timing For Establishing Performance Goals.

Performance goals shall be established not later than 90 days after the beginning of any performance period applicable to such Performance or Annual Incentive Awards, or at such other date as may be required or permitted for “performance-based compensation” under Code Section 162(m).

15.2.4.	Performance or Annual Incentive Award Pool.

The Committee may establish a Performance or Annual Incentive Award pool, which shall be an unfunded pool, for purposes of measuring Company performance in connection with Performance or Annual Incentive Awards.

15.2.5.	Settlement of Performance or Annual Incentive Awards; Other Terms.

Settlement of such Performance or Annual Incentive Awards shall be in cash, Stock, other Awards or other property, in the discretion of the Committee. The Committee may, in its discretion, reduce the amount of a settlement otherwise to be made in connection with such Performance or Annual Incentive Awards. The Committee shall specify the circumstances in which such Performance or Annual Incentive Awards shall be paid or forfeited in the event of termination of Service by the Grantee prior to the end of a performance period or settlement of Performance Awards.

15.3.	Written Determinations.

All determinations by the Committee as to the establishment of performance goals, the amount of any Performance Award pool or potential individual Performance Awards and as to the achievement of performance goals relating to Performance Awards, and the amount of any Annual Incentive Award pool or potential individual Annual Incentive Awards and the amount of final Annual Incentive Awards, shall be made in writing in the case of any Award intended to qualify under Code Section 162(m). To the extent required to comply with Code Section 162(m), the Committee may delegate any responsibility relating to such Performance Awards or Annual Incentive Awards.

15.4.	Status of Section 14.2 Awards Under Code Section 162(m)

It is the intent of the Company that Performance Awards and Annual Incentive Awards under Section 15.2 hereof granted to persons who are designated by the Committee as likely to be Covered Employees within the meaning of Code Section 162(m) and regulations thereunder shall, if so designated by the Committee, constitute “qualified performance-based compensation” within the meaning of Code Section 162(m) and regulations thereunder. Accordingly, the terms of Section 15.2, including the definitions of Covered Employee and other terms used therein, shall be interpreted in a manner consistent with Code Section 162(m) and regulations thereunder. The foregoing notwithstanding, because the Committee cannot determine with certainty whether a given Grantee will be a Covered Employee with respect to a fiscal year that has not yet been completed, the term Covered Employee as used herein shall mean only a person designated by the Committee, at the time of grant of Performance Awards or an Annual Incentive Award, as likely to be a Covered Employee with respect to that fiscal year. If any provision of the Plan or any agreement relating to such Performance Awards or Annual Incentive Awards does not comply or is inconsistent with the requirements of Code Section 162(m) or regulations thereunder, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements.

16.	PARACHUTE LIMITATIONS

Notwithstanding any other provision of this Plan or of any other agreement, contract, or understanding heretofore or hereafter entered into by a Grantee with the Company or any Affiliate, except an agreement, contract, or understanding that expressly modifies or excludes application of this paragraph (an “Other Agreement”), and notwithstanding any formal or informal plan or other arrangement for the direct or indirect provision of compensation to the Grantee (including groups or classes of Grantees or beneficiaries of which the Grantee is a member), whether or not such compensation is deferred, is in cash, or is in the form of a benefit to or for the Grantee (a “Benefit Arrangement”), if the Grantee is a “disqualified individual,” as defined in Section 280G(c) of the Code, any Option, Restricted Stock or Stock Unit held by that Grantee and any right to receive any payment or other benefit under this Plan shall not become exercisable or vested (i) to the extent that such right to exercise, vesting, payment, or benefit, taking into account all other rights, payments, or benefits to or for the Grantee under this Plan, all Other Agreements, and all Benefit Arrangements, would cause any payment or benefit to the Grantee under this Plan to be considered a “parachute payment” within the meaning of Section 280G(b)(2) of the Code as then in effect (a “Parachute Payment”) and (ii) if, as a result of receiving a Parachute Payment, the aggregate after-tax amounts received by the Grantee from the Company under this Plan, all Other Agreements, and all Benefit Arrangements would be less than the maximum after-tax amount that could be received by the Grantee without causing any such payment or benefit to be considered a Parachute Payment. In the event that the receipt of any such right to exercise, vesting, payment, or benefit under this Plan, in conjunction with all other rights, payments, or benefits to or for the Grantee under any Other Agreement or any Benefit Arrangement would cause the Grantee to be considered to have received a Parachute Payment under this Plan that would have the effect of decreasing the after-tax amount received by the Grantee as described in clause (ii) of the preceding sentence, then the Grantee shall have the right, in the Grantee’s sole discretion, to designate those rights, payments, or benefits under this Plan, any Other Agreements, and any Benefit Arrangements that should be reduced or eliminated so as to avoid having the payment or benefit to the Grantee under this Plan be deemed to be a Parachute Payment.

17.	REQUIREMENTS OF LAW

17.1.	General.

The Company shall not be required to sell or issue any shares of Stock under any Award if the sale or issuance of such shares would constitute a violation by the Grantee, any other individual exercising an Option, or the Company of any provision of any law or regulation of any governmental authority, including without limitation any federal or state securities laws or regulations. If at any time the Company shall determine, in its discretion, that the listing, registration or qualification of any shares subject to an Award upon any securities exchange or under any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the issuance or purchase of shares hereunder, no shares of Stock may be issued or sold to the Grantee or any other individual exercising an Option pursuant to such Award unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Company, and any delay caused thereby shall in no way affect the date of termination of the Award. Specifically, in connection with the Securities Act, upon the exercise of any Option or the delivery of any shares of Stock underlying an Award, unless a registration statement under such Act is in effect with respect to the shares of Stock covered by such Award, the Company shall not be required to sell or issue such shares unless the Board has received evidence satisfactory to it that the Grantee or any other individual exercising an Option may acquire such shares pursuant to an exemption from registration under the Securities Act. Any determination in this connection by the Board shall be final, binding, and conclusive. The Company may, but shall in no event be obligated to, register any securities covered hereby pursuant to the Securities Act. The Company shall not be obligated to take any affirmative action in order to cause the exercise of an Option or the issuance of shares of Stock pursuant to the Plan to comply with any law or regulation of any governmental authority. As to any jurisdiction that expressly imposes the requirement that an Option shall not be exercisable until the shares of Stock covered by such Option are registered or are exempt from registration, the exercise of such Option (under circumstances in which the laws of such jurisdiction apply) shall be deemed conditioned upon the effectiveness of such registration or the availability of such an exemption.

17.2.	Rule 16b-3.

During any time when the Company has a class of equity security registered under Section 12 of the Exchange Act, it is the intent of the Company that Awards pursuant to the Plan and the exercise of Options granted hereunder will qualify for the exemption provided by Rule 16b-3 under the Exchange Act. To the extent that any provision of the Plan or action by the Board does not comply with the requirements of Rule 16b-3, it shall be deemed inoperative to the extent permitted by law and deemed advisable by the Board, and shall not affect the validity of the Plan. In the event that Rule 16b-3 is revised or replaced, the Board may exercise its discretion to modify this Plan in any respect necessary to satisfy the requirements of, or to take advantage of any features of, the revised exemption or its replacement.

18.	EFFECT OF CHANGES IN CAPITALIZATION

18.1.	Changes in Stock.

If the number of outstanding shares of Stock is increased or decreased or the shares of Stock are changed into or exchanged for a different number or kind of shares or other securities of the Company on account of any recapitalization, reclassification, stock split, reverse split, combination of shares, exchange of shares, stock dividend or other distribution payable in capital stock, or other increase or decrease in such shares effected without receipt of consideration by the Company occurring after the Effective Date, the number and kinds of shares for which grants of Options and other Awards may be made under the Plan shall be adjusted proportionately and accordingly by the Company. In addition, the number and kind of shares for which Awards are outstanding shall be adjusted proportionately and accordingly so that the proportionate interest of the Grantee immediately following such event shall, to the extent practicable, be the same as immediately before such event. Any such adjustment in outstanding Options or SARs shall not change the aggregate Option Price or SAR Exercise Price payable with respect to shares that are subject to the unexercised portion of an outstanding Option or SAR, as applicable, but shall include a corresponding proportionate adjustment in the Option Price or SAR Exercise Price per share. The conversion of any convertible securities of the Company shall not be treated as an increase in shares effected without receipt of consideration. Notwithstanding the foregoing, in the event of any distribution to the Company’s stockholders of securities of any other entity or other assets (other than dividends payable in cash or stock of the Company) without receipt of consideration by the Company, the Company may, in such manner as the Company deems appropriate, adjust (i) the number and kind of shares subject to outstanding Awards and/or (ii) the exercise price of outstanding Options and Stock Appreciation Rights to reflect such distribution.

18.2.	Reorganization in Which the Company Is the Surviving Entity Which does not Constitute a Corporate Transaction.

Subject to Section 18.3 hereof, if the Company shall be the surviving entity in any reorganization, merger, or consolidation of the Company with one or more other entities which does not constitute a Corporate Transaction, any Option or SAR theretofore granted pursuant to the Plan shall pertain to and apply to the securities to which a holder of the number of shares of Stock subject to such Option or SAR would have been entitled immediately following such reorganization, merger, or consolidation, with a corresponding proportionate adjustment of the Option Price or SAR Exercise Price per share so that the aggregate Option Price or SAR Exercise Price thereafter shall be the same as the aggregate Option Price or SAR Exercise Price of the shares remaining subject to the Option or SAR immediately prior to such reorganization, merger, or consolidation. Subject to any contrary language in an Award Agreement evidencing an Award, any restrictions applicable to such Award shall apply as well to any replacement shares received by the Grantee as a result of the reorganization, merger or consolidation.

18.3.	Corporate Transaction.

Subject to the exceptions set forth in the last sentence of this Section 18.3 and the last sentence of Section 18.4:

(i) upon the occurrence of a Corporate Transaction, all outstanding shares of Restricted Stock shall be deemed to have vested, and all restrictions and conditions applicable to such shares of Restricted Stock shall be deemed to have lapsed, immediately prior to the occurrence of such Corporate Transaction, and

(ii) either of the following two actions shall be taken:

(A) fifteen days prior to the scheduled consummation of a Corporate Transaction, all Options and SARs outstanding hereunder shall become immediately exercisable and shall remain exercisable for a period of fifteen days, or

(B) the Board may elect, in its sole discretion, to cancel any outstanding Awards of Options, Restricted Stock, and/or SARs and pay or deliver, or cause to be paid or delivered, to the holder thereof an amount in cash or securities having a value (as determined by the Board acting in good faith), in the case of Restricted Stock, equal to the formula or fixed price per share paid to holders of shares of Stock and, in the case of Options or SARs, equal to the product of the number of shares of Stock subject to the Option or SAR (the “Award Shares”) multiplied by the amount, if any, by which (I) the formula or fixed price per share paid to holders of shares of Stock pursuant to such transaction exceeds (II) the Option Price or SAR Exercise Price applicable to such Award Shares.

With respect to the Company’s establishment of an exercise window, (i) any exercise of an Option or SAR during such fifteen-day period shall be conditioned upon the consummation of the event and shall be effective only immediately before the consummation of the event, and (ii) upon consummation of any Corporate Transaction the Plan, and all outstanding but unexercised Options and SARs shall terminate. The Board shall send written notice of an event that will result in such a termination to all individuals who hold Options and SARs not later than the time at which the Company gives notice thereof to its stockholders. This Section 18.3 shall not apply to any Corporate Transaction to the extent that provision is made in writing in connection with such Corporate Transaction for the assumption or continuation of the Options, SARs and Restricted Stock theretofore granted, or for the substitution for such Options, SARs and Restricted Stock for new common stock options and stock appreciation rights and new common stock restricted stock relating to the stock of a successor entity, or a parent or subsidiary thereof, with appropriate adjustments as to the number of shares (disregarding any consideration that is not common stock) and option and stock appreciation right exercise prices, in which event the Plan, Options, SARs and Restricted Stock theretofore granted shall continue in the manner and under the terms so provided.

18.4.	Adjustments.

Adjustments under this Section 18 related to shares of Stock or securities of the Company shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. No fractional shares or other securities shall be issued pursuant to any such adjustment, and any fractions resulting from any such adjustment shall be eliminated in each case by rounding downward to the nearest whole share. The Board shall determine the effect of a Corporate Transaction upon Awards other than Options, SARs, and Restricted Stock, and such effect shall be set forth in the appropriate Award Agreement. The Board may provide in the Award Agreements at the time of grant, or any time thereafter with the consent of the Grantee, for different provisions to apply to an Award in place of those described in Sections 18.1, 18.2 and 18.3.

18.5.	No Limitations on Company.

The making of Awards pursuant to the Plan shall not affect or limit in any way the right or power of the Company to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure or to merge, consolidate, dissolve, or liquidate, or to sell or transfer all or any part of its business or assets.

19.	GENERAL PROVISIONS

19.1.	Disclaimer of Rights

No provision in the Plan or in any Award or Award Agreement shall be construed to confer upon any individual the right to remain in the employ or service of the Company or any Affiliate, or to interfere in any way with any contractual or other right or authority of the Company either to increase or decrease the compensation or other payments to any individual at any time, or to terminate any employment or other relationship between any individual and the Company. In addition, notwithstanding anything contained in the Plan to the contrary, unless otherwise stated in the applicable Award Agreement, no Award granted under the Plan shall be affected by any change of duties or position of the Grantee, so long as such Grantee continues to be a director, officer, consultant or employee of the Company or an Affiliate. The obligation of the Company to pay any benefits pursuant to this Plan shall be interpreted as a contractual obligation to pay only those amounts described herein, in the manner and under the conditions prescribed herein. The Plan shall in no way be interpreted to require the Company to transfer any amounts to a third party trustee or otherwise hold any amounts in trust or escrow for payment to any Grantee or beneficiary under the terms of the Plan.

19.2.	Nonexclusivity of the Plan

Neither the adoption of the Plan nor the submission of the Plan to the stockholders of the Company for approval shall be construed as creating any limitations upon the right and authority of the Board to adopt such other incentive compensation arrangements (which arrangements may be applicable either generally to a class or classes of individuals or specifically to a particular individual or particular individuals) as the Board in its discretion determines desirable, including, without limitation, the granting of stock options otherwise than under the Plan.

19.3.	Withholding Taxes

The Company or an Affiliate, as the case may be, shall have the right to deduct from payments of any kind otherwise due to a Grantee any Federal, state, or local taxes of any kind required by law to be withheld with respect to the vesting of or other lapse of restrictions applicable to an Award or upon the issuance of any shares of Stock upon the exercise of an Option or pursuant to an Award. At the time of such vesting, lapse, or exercise, the Grantee shall pay to the Company or the Affiliate, as the case may be, any amount that the Company or the Affiliate may reasonably determine to be necessary to satisfy such withholding obligation. Subject to the prior approval of the Company or the Affiliate, which may be withheld by the Company or the Affiliate, as the case may be, in its sole discretion, the Grantee may elect to satisfy such obligations, in whole or in part, (i) by causing the Company or the Affiliate to withhold shares of Stock otherwise issuable to the Grantee or (ii) by delivering to the Company or the Affiliate shares of Stock already owned by the Grantee. The shares of Stock so delivered or withheld shall have an aggregate Fair Market Value equal to such withholding obligations. The Fair Market Value of the shares of Stock used to satisfy such withholding obligation shall be determined by the Company or the Affiliate as of the date that the amount of tax to be withheld is to be determined. A Grantee who has made an election pursuant to this Section 19.3 may satisfy his or her withholding obligation only with shares of Stock that are not subject to any repurchase, forfeiture, unfulfilled vesting, or other similar requirements.

19.4.	Captions

The use of captions in this Plan or any Award Agreement is for the convenience of reference only and shall not affect the meaning of any provision of the Plan or such Award Agreement.

19.5.	Other Provisions

Each Award granted under the Plan may contain such other terms and conditions not inconsistent with the Plan as may be determined by the Board, in its sole discretion.

19.6.	Number And Gender

With respect to words used in this Plan, the singular form shall include the plural form, the masculine gender shall include the feminine gender, etc., as the context requires.

19.7.	Severability

If any provision of the Plan or any Award Agreement shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions hereof and thereof shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction.

19.8.	Governing Law

The validity and construction of this Plan and the instruments evidencing the Award hereunder shall be governed by the laws of the State of Delaware, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Plan and the instruments evidencing the Awards granted hereunder to the substantive laws of any other jurisdiction.

19.9.	Section 409A of the Code

The Board intends to comply with Section 409A of the Code (“Section 409A”), or an exemption to Section 409A, with regard to Awards hereunder that constitute nonqualified deferred compensation within the meaning of Section 409A. To the extent that the Board determines that a Grantee would be subject to the additional 20% tax imposed on certain nonqualified deferred compensation plans pursuant to Section 409A as a result of any provision of any Award granted under this Plan, such provision shall be deemed amended to the minimum extent necessary to avoid application of such additional tax. The nature of any such amendment shall be determined by the Board.

* * *

To record adoption of the Plan by the Board as of March 20, 2006, and approval of the Plan by the stockholders on                     , 2006, the Company has caused its authorized officer to execute the Plan.

SAVVIS, INC.

By:

Title:

PROXY CARD

FOR THE SERIES A CONVERTIBLE PREFERRED STOCK

This proxy is solicited on behalf of the board of directors of SAVVIS Inc.

for the 2006 annual meeting of stockholders.

The undersigned, a stockholder of SAVVIS Inc. hereby appoints John M. Finlayson and Jeffrey H. Von Deylen, and each of them, the proxies of the undersigned, with full power of substitution in each, and hereby authorizes them to represent and to vote at the 2006 annual meeting of stockholders to be held on April 25, 2006, and at any adjournment or postponement thereof all of the undersigned’s shares of Series A convertible preferred stock of SAVVIS Inc. held of record on March 15, 2006, in the manner indicated on the reverse side hereof.

The undersigned acknowledges receipt of the notice of annual meeting of stockholders and the accompanying proxy statement.

You are encouraged to specify your choices by marking the appropriate boxes on the reverse side.

THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING. THIS PROXY WHEN EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREBY BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE NOMINEES LISTED BELOW, “FOR” THE TWO PROPOSALS TO APPROVE TWO DIFFERENT AMENDMENTS TO OUR CERTIFICATE OF INCORPORATION THAT WILL, IN THE BOARD’S DISCRETION, EFFECT TWO DIFFERENT REVERSE STOCK SPLITS AT THE RATIOS OF 1-FOR-15 AND 1-FOR-20, RESPECTIVELY, OF OUR OUTSTANDING COMMON STOCK, “FOR” THE APPROVAL OF THE AMENDED AND RESTATED 2003 INCENTIVE COMPENSATION PLAN AND TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2006.

(Continued and to be signed on reverse side)

Address Change/Comments (Mark the corresponding box on the reverse side)

Ù FOLD AND DETACH HERE Ù

The board of directors recommends a vote “FOR” each of the proposals listed below. Please mark an X in one box under each item.	Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

1. Election of eleven (11) directors

					FOR	AGAINST	ABSTAIN

FOR all nominees listed below ☐	WITHHOLD AUTHORITY to vote for all nominees listed below ☐		2.	PROPOSAL to approve an amendment to our certificate of incorporation that will effect a 1-for-15 reverse stock split.	☐	☐	☐
					FOR	AGAINST	ABSTAIN

Directors: 01 John D. Clark, 02 John M. Finlayson, 03 Clifford H. Friedman, 04 Clyde A. Heintzelman, 05 Philip J. Koen	06 Thomas E. McInerney, 07 James E. Ousley, 08 James P. Pellow, 09 Jeffrey H. Von Deylen,	10 David A. Walsh, and 11 Patrick J. Welsh.	3.	PROPOSAL to approve an amendment to our certificate of incorporation that will effect a 1-for-20 reverse stock split.	☐	☐	☐

					FOR	AGAINST	ABSTAIN

Instruction: To withhold authority to vote for any individual nominee(s), write the nominee’s(s’) name(s) in the space below.			4.	PROPOSAL to approve the Amended and Restated 2003 Incentive Compensation Plan.	☐	☐	☐

					FOR	AGAINST	ABSTAIN

			5.	PROPOSAL to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2006.	☐	☐	☐

							YES

			I will attend the Annual Meeting of Stockholders				☐

Dated _____________________________, 2006

Signature of stockholder(s)

Please sign exactly as your name or names appear opposite. Joint owners, co-executors or co-trustees should both sign. Persons signing as attorney, executor, administrator, trustee or guardian should give their full title as such.

Ù FOLD AND DETACH HERE Ù

PROXY CARD

FOR THE COMMON STOCK

This proxy is solicited on behalf of the board of directors of SAVVIS Inc.

for the 2006 annual meeting of stockholders.

The undersigned, a stockholder of SAVVIS Inc., hereby appoints John M. Finlayson and Jeffrey H. Von Deylen, and each of them, the proxies of the undersigned, with full power of substitution in each, and hereby authorizes them to represent and to vote at the 2006 annual meeting of stockholders to be held on April 25, 2006, and at any adjournment or postponement thereof all of the undersigned’s shares of common stock of SAVVIS Inc. held of record on March 15, 2006 in the manner indicated on the reverse side hereof.

The undersigned acknowledges receipt of the notice of 2006 annual meeting of stockholders and the accompanying proxy statement.

You are encouraged to specify your choices by marking the appropriate boxes on the reverse side.

THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING. THIS PROXY WHEN EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREBY BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE NOMINEES LISTED BELOW, “FOR” THE TWO PROPOSALS TO APPROVE TWO DIFFERENT AMENDMENTS TO OUR CERTIFICATE OF INCORPORATION THAT WILL, IN THE BOARD’S DISCRETION, EFFECT TWO DIFFERENT REVERSE STOCK SPLITS AT THE RATIOS OF 1-FOR-15 AND 1-FOR-20, RESPECTIVELY, OF OUR OUTSTANDING COMMON STOCK, “FOR” THE APPROVAL OF THE AMENDED AND RESTATED 2003 INCENTIVE COMPENSATION PLAN AND TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2006.

(Continued and to be signed on reverse side)

Address Change/Comments (Mark the corresponding box on the reverse side)

Ù FOLD AND DETACH HERE Ù

The board of directors recommends a vote “FOR” each of the proposals listed below. Please mark an X in one box under each item.	Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

1. Election of eleven (11) directors

					FOR	AGAINST	ABSTAIN

FOR all nominees listed below ☐	WITHHOLD AUTHORITY to vote for all nominees listed below ☐		2.	PROPOSAL to approve an amendment to our certificate of incorporation that will effect a 1-for-15 reverse stock split.	☐	☐	☐
					FOR	AGAINST	ABSTAIN

Directors: 01 John D. Clark, 02 John M. Finlayson, 03 Clifford H. Friedman, 04 Clyde A. Heintzelman, 05 Philip J. Koen	06 Thomas E. McInerney, 07 James E. Ousley, 08 James P. Pellow, 09 Jeffrey H. Von Deylen,	10 David A. Walsh, and 11 Patrick J. Welsh.	3.	PROPOSAL to approve an amendment to our certificate of incorporation that will effect a 1-for-20 reverse stock split.	☐	☐	☐

					FOR	AGAINST	ABSTAIN

Instruction: To withhold authority to vote for any individual nominee(s), write the nominee’s(s’) name(s) in the space below.			4.	PROPOSAL to approve the Amended and Restated 2003 Incentive Compensation Plan.	☐	☐	☐

					FOR	AGAINST	ABSTAIN

			5.	PROPOSAL to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2006.	☐	☐	☐

							YES

			I will attend the Annual Meeting of Stockholders				☐

Signature of stockholder(s) _______________________________________________________ Date _______________, 2006

Please sign exactly as your name or names appear opposite. Joint owners, co-executors or co-trustees should both sign. Persons signing as attorney, executor, administrator, trustee or guardian should give their full title as such.

Ù FOLD AND DETACH HERE Ù

Vote by Internet or Telephone or Mail

24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.proxyvoting.com/svvs Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Telephone 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,

you do NOT need to mail back your proxy card.